SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SENSIENT TECHNOLOGIES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SENSIENT TECHNOLOGIES CORPORATION

777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Notice of Annual Meeting To Be Held April 27, 2017

To the Shareholders of Sensient Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders (“Meeting”) of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), will be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois, on Thursday, April 27, 2017, at 2:00 p.m., Central Time, for the following purposes:

1. To elect eleven directors of the Company as described in the proxy statement;

2. To give an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement;

3. To give an advisory vote as to whether the shareholder votes regarding our executive compensation should occur every year, every two years or every three years;

4. To approve the Sensient Technologies Corporation 2017 Stock Plan;

5. To ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2017; and

6. To transact such other business as may properly come before the Meeting or any adjournments thereof.

Important Notice Regarding the Internet Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 27, 2017

The Proxy Statement and Notice of Annual Meeting and the 2016 Annual Report on Form 10-K are
available on Sensient’s website at http://investor.sensient.com

The Board of Directors has fixed the close of business on February 28, 2017 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof.  Holders of a majority of the outstanding shares must be present in person or by proxy in order for the Meeting to be held.  As allowed under the Securities and Exchange Commission’s rules, we have elected to furnish our proxy materials over the Internet to most shareholders and deliver printed proxy materials to Sensient’s employee benefit plan participants and other shareholders who have requested paper copies. We have mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to those shareholders who will receive our proxy materials over the Internet.  The Notice will contain instructions on how to access this proxy statement and our Annual Report on Form 10-K via the Internet and how to vote.

Shareholders of record who wish to vote in person may do so at the Meeting.  Whether or not you are able to attend the Meeting, to ensure that your shares are represented at the Meeting, please complete your proxy in one of three ways: (1) vote by telephone; (2) vote by Internet; or (3) complete a proxy card and return it using the envelope provided, each according to the instructions provided in this proxy statement or contained in the Notice. You may revoke your proxy at any time before it is actually voted by delivering a notice in writing to the undersigned (including by delivering a later executed proxy or voting by telephone or by Internet) or by attending the Meeting and voting in person. Your attention is directed to the proxy statement and proxy.

For directions to the Meeting site, please contact the Company’s Secretary at (414) 271-6755.

On Behalf of the Board of Directors

John J. Manning, Secretary Milwaukee, Wisconsin March 10, 2017

PROXY VOTING INSTRUCTIONS

If you are a record holder, you may cast your vote in person at the meeting or by any one of the following ways:

BY TELEPHONE: You may call the toll-free number indicated in the Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card. Follow the simple instructions and use the personalized control number specified in the Notice or on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OVER THE INTERNET: You may visit the Web site indicated in the Notice or on your proxy card. Follow the simple instructions and use the personalized control number specified in the Notice or on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

BY MAIL: You may mark, sign and date a proxy card received by mail and return it in the postage-paid envelope provided.

If you are a beneficial holder (that is, if your shares are held through your bank or broker), you will receive instructions on how to vote your shares with these proxy materials or with the Notice of Internet Availability of Proxy Materials. If a broker does not receive voting instructions from the beneficial owner on the election of directors, on the approval of our executive compensation, on the frequency of shareholder advisory votes concerning our executive compensation, on the approval of the 2017 Stock Plan or on any matter relating to executive compensation, the broker may not vote such shares without specific instructions and may return a proxy card with no vote on these matters, in which case such shares will have no effect in the outcome of such matters (except that such shares will be counted for purposes of determining whether a quorum is present at the Meeting).

If you are a participant in a Sensient employee benefit plan, you have the right to instruct the trustees and/or administrators of such plans to vote the shares allocated to your plan account. If no instructions are given or if your voting instructions are not received by the deadline shown on the voting instruction form, the uninstructed shares will be voted in accordance with the provisions of the applicable plan.

Instructions on how to access the proxy statement and our Annual Report on Form 10-K via the Internet and how to vote can be found on the Notice of Internet Availability of Proxy Materials made available to our shareholders of record and beneficial owners and on the proxy card.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE WITH VOTING,
PLEASE CONTACT OUR PROXY SOLICITOR,

D. F. KING & CO., INC.
TOLL FREE AT (800) 331-6359.

SENSIENT TECHNOLOGIES CORPORATION

777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
(414) 271-6755

Proxy Statement

For Annual Meeting of Shareholders
to be held on April 27, 2017

GENERAL

This proxy statement and proxy are furnished to the shareholders of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), in connection with the solicitation by the Board of Directors of the Company (“Board”) of proxies for use at the Company’s 2017 Annual Meeting of Shareholders to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois, on Thursday, April 27, 2017, at 2:00 p.m., Central Time, and at any adjournments thereof (“Meeting”), for the purposes set forth in the Notice of Annual Meeting and in this proxy statement.

This year, as permitted under Securities and Exchange Commission rules, the Company is making this proxy statement and other annual meeting materials available on the Internet instead of mailing a printed copy of these materials to each shareholder. Most shareholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail and will not receive a printed copy of these materials (other than Sensient’s benefit plan participants and other shareholders who request a printed copy as described below). Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet. The Notice is being mailed to shareholders, and the proxy materials will be available on the Internet, beginning on or about March 10, 2017.

If you would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

The form of proxy solicited by the Board for the Meeting, this proxy statement, the Notice of Annual Meeting and the 2016 Annual Report on Form 10-K (“2016 Annual Report”) are available on our website at http://investor.sensient.com. The 2016 Annual Report contains financial statements for the three years ended December 31, 2016, and certain other information concerning the Company. The Company will provide copies of the exhibits to the 2016 Annual Report to shareholders upon request. The 2016 Annual Report and financial statements are neither a part of this proxy statement nor incorporated herein by reference.

Only holders of record of the Company’s Common Stock (“Common Stock”) as of the close of business on February 28, 2017, are entitled to notice of, and to vote at, the Meeting. On that date, the Company had 44,322,371 shares of Common Stock outstanding, each of which is entitled to one vote on each proposal submitted for shareholder consideration at the Meeting.

Subject to the applicable New York Stock Exchange regulations regarding discretionary voting by brokers as described below, a proxy that is (1) properly executed; (2) duly transmitted via mail, telephone or Internet to the Company or its authorized representatives or agents; and (3) not revoked, will be voted in accordance with the shareholder’s instructions contained in the proxy. If no instructions are indicated on the executed proxy, the shares represented thereby will be voted as follows:

•	FOR the election of the Board’s eleven nominees for director;

•
FOR approval of the compensation of our named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement;

•	that the advisory shareholder vote concerning our executive compensation be held every 1 YEAR;

•	FOR approval of the Sensient Technologies Corporation 2017 Stock Plan (the “2017 Plan”);

•	FOR ratification of the Board’s appointment of Ernst & Young LLP as the Company’s independent auditors for 2017; and

•	On such other matters that may properly come before the Meeting in accordance with the best judgment of the individual proxies named in the proxy.

Brokers are not entitled to vote on the election of directors, on the advisory shareholder vote on our executive compensation, on the frequency of shareholder advisory votes concerning our executive compensation, on the approval of our 2017 Plan or on any matter relating to executive compensation unless they receive voting instructions from the beneficial owner, but they will be able to vote with respect to ratification of Ernst & Young LLP as our auditors for 2017. If a broker does not receive voting instructions from the beneficial owner, the broker may return a proxy card with no vote on these matters, which is usually referred to as a broker non-vote. The shares subject to a broker non-vote will be counted for purposes of determining whether a quorum is present at the Meeting if the shares are represented at the Meeting by proxy from the broker. A broker non-vote will have no effect with respect to the election of directors, the advisory shareholder vote on our executive compensation, the frequency of holding such advisory votes, the approval of the 2017 Plan or any matter related to executive compensation.

Shares held in the same registration (for example, shares held by an individual directly and through an employee benefit plan) will be combined onto the same proxy card whenever possible. However, shares held with different registrations cannot be combined and therefore a shareholder may receive more than one proxy card. If you hold shares in multiple accounts with different registrations, you must vote each proxy card you receive to ensure that all shares you own are voted in accordance with your directions.

Any shareholder giving a proxy may revoke it at any time before it is exercised at the Meeting by delivering written notice thereof to the Secretary of the Company or by transmitting a later executed proxy. Any record shareholder attending the Meeting may vote in person whether or not the shareholder has previously filed a proxy. Presence at the Meeting by a shareholder who has signed a proxy does not in itself revoke the proxy. The shares represented by all properly executed proxies received prior to the Meeting and not revoked will be voted as directed by the shareholders.

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person, by telephone or by Internet. The Company will use the services of D. F. King & Co., Inc., New York, New York, to aid in the solicitation of proxies. Sensient expects that it will pay D. F. King & Co., Inc., its customary fees, estimated not to exceed approximately $10,500 in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners.

ITEM 1.

ELECTION OF DIRECTORS

All directors are elected on an annual basis for one-year terms. The Board currently consists of eleven members. The Board has re-nominated all of its current directors: Messrs. Brown, Cichurski, Manning and Morrison; Drs. Carleone, Clydesdale, Ferruzzi, Landry and Wedral; and Mses. McKeithan-Gebhardt and Whitelaw.

The Company intends that the persons named as proxies on the proxy cards will vote FOR the election of the Board’s eleven nominees if executed but unmarked proxies are returned (excluding broker non-votes). If any nominee should become unable to serve as a director prior to the Meeting, the shares represented by proxy cards that include directions to vote in favor of that nominee or that do not contain any other instructions will be voted FOR the election of such other person as the Board may recommend, subject to the rules for broker non-votes described under “GENERAL” above.

Sensient’s Amended and Restated Articles of Incorporation provide that directors shall be elected by a majority of the votes cast by the shares entitled to vote at a meeting at which a quorum is present except in a contested election of directors. Brokers do not have discretion to cast votes in the election of directors with respect to any shares for which they have not received voting directions from the beneficial owners.  Broker non-votes and abstentions will not affect the outcome of this proposal.

Under the Company’s Bylaws, written notice of other qualifying nominations by shareholders for election to the Board, together with a completed Directors and Executive Officers Questionnaire, affirmation, consent and certain other materials as specified in the Company’s Bylaws, must have been received by the Secretary no later than 90 days before the Meeting, or January 27, 2017. As no notice of any other nominations was received, no other nominations for election to the Board may be made by shareholders at the Meeting.

Director Selection Criteria; Director Qualifications and Experience

The Company has included its criteria for selecting nominees to the Board both on its website and as an attachment to its annual meeting proxy statement for many years. Those criteria, which are periodically reviewed by the Nominating and Corporate Governance Committee, are included as Appendix A to this proxy statement. The criteria emphasize the need for independence and an absence of material conflicts of interest of all independent and non-management directors; the personal attributes the Company seeks in all directors; and the broad mix of skills and experience that should exist among its directors to enhance both the diversity of perspectives, professional experience, education and other attributes and the overall strength of the composition of the Board. The skills and experience that we consider most important for membership on the Board include a background in at least one of the following areas:

•	substantial recent business experience at the senior management level, preferably as chief executive officer;

•	a recent leadership position in the administration of a major college or university;

•	recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business;

•	recent prior senior level governmental or military service;

•	financial expertise; or

•	risk assessment, risk management or employee benefit skills or experience.

The particular skills, experience, qualifications and other attributes that the Board believes qualify each of Sensient’s nominees to serve on the Board are briefly described below.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ALL ELEVEN NOMINEES DESCRIBED BELOW. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES (EXCLUDING BROKER NON-VOTES) WILL BE VOTED FOR ALL ELEVEN NOMINEES DESCRIBED BELOW.

Hank Brown Age 77	Director Since 2004 Audit Committee (Chairman) Executive Committee Finance Committee Nominating and Corporate Governance Committee Scientific Advisory Committee

Mr. Brown is President Emeritus of the University of Colorado and Senior Counsel with the law firm of Brownstein, Hyatt, Farber and Scheck P.C. Mr. Brown was President of the University of Colorado from 2005 to 2008, and President of the University of Northern Colorado from 1998 to 2002, in both cases leading the institutions to greater enrollment and financial support. In between his times as president of a university, Mr. Brown served from 2002 to 2005 as President and Chief Executive Officer of the Daniels Fund, a billion-dollar charitable foundation, where he continues to serve on the Board. Mr. Brown served as a United States Senator from Colorado from 1991 to 1997 (serving on the Foreign Relations and Judiciary Committees), and also served five terms in the U.S. House of Representatives from 1981 to 1991 (serving on the Ways and Means and Budget Committees). Prior to that, Mr. Brown served as Vice President of Monfort of Colorado, Inc. (a public food company with international operations, later acquired by ConAgra Foods, Inc.), from 1969 to 1980. While at Monfort, Mr. Brown started and/or directed several divisions with increasing responsibilities, including Corporate Development, International Sales and Operations and the Lamb Feeding, Processing and Sales Division. Within the past five years he was a director of Sealed Air Corporation (from 1997 to 2015) and First Bank Corp. (from 2013 to 2015); prior to that time he was a director of several other public companies.

Mr. Brown earned a bachelor of science degree in accounting from the University of Colorado in 1961. Mr. Brown volunteered for the U.S. Navy, earning his commission at Newport, Rhode Island, and his navigator wings at Pensacola, Florida, and Corpus Christi, Texas. Following his service with Naval Aviation Squadron VR – 22 and a tour in Vietnam, Mr. Brown retired from the Navy as a Lieutenant and enrolled in law school in 1966. In 1969, Mr. Brown received his Juris Doctorate from the University of Colorado and passed the Colorado Bar Exam. Mr. Brown earned an LLM in taxation from George Washington University in 1986 by attending night classes while serving in Congress. In 1988, he passed the CPA exam and is a certified public accountant (currently inactive).

For the following reasons, the Board concluded that Mr. Brown should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Mr. Brown’s extensive management experience in private, public and non-profit sector enterprises, including public corporations with extensive international operations in food-related businesses, provides Sensient with a broad perspective in addressing issues of governance, financial management, executive recruitment and risk management that are relevant to any large organization. Mr. Brown’s background as an attorney and CPA, and his experiences developing financial and governmental expertise, allow him to make valuable contributions to Sensient’s Audit Committee, Executive Committee, Finance Committee and Nominating and Corporate Governance Committee and allow him to assist with the Board’s oversight of risk management and compliance matters. Further, Mr. Brown’s background in government service provides special insights into legislative and regulatory trends impacting Sensient’s business.

Dr. Joseph Carleone Age 71	Director Since 2014 Audit Committee Compensation and Development Committee (Chairman) Scientific Advisory Committee

Dr. Carleone is Chairman of the Board of AMPAC Fine Chemicals LLC, a leading manufacturer of pharmaceutical active ingredients (since December 2015).  Prior to this position, Dr. Carleone was President and Chief Executive Officer of American Pacific Corporation (from 2010 to 2015), a leading custom manufacturer of fine and specialty chemicals and propulsion products, and a director of American Pacific Corporation (from 2006 to 2015). Dr. Carleone was Chairman of the Board of American Pacific Corporation from March 12, 2013, until it was acquired by H.I.G. Capital, LLC, on February 27, 2014, and President and Chief Operating Officer of American Pacific Corporation from 2006 to 2009. Dr. Carleone has also served or currently serves as an officer and/or a director of several directly or indirectly wholly-owned subsidiaries of American Pacific Corporation. From 2007 through 2009, Dr. Carleone served as a director for Reinhold Industries, Inc., a diversified manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe. From 2005 through 2006, Dr. Carleone served as Senior Vice President and Chief Product Officer of Irvine Sensors Corporation, a technology company engaged in the design, development, manufacture and sale of security products, software, vision systems and miniaturized electronic products and higher level systems for defense, information technology and physical security for government and commercial applications. From 2003 through 2005, he served as a member of the board of directors of Irvine Sensors Corporation. Dr. Carleone also served as President of Aerojet Fine Chemicals LLC, a business unit of GenCorp Inc., and as Vice President of GenCorp Inc., a manufacturer of aerospace and defense products and systems with a real estate segment, from 2000 to 2005. From 1999 to 2000, he was Vice President and General Manager of Remote Sensing Systems at Aerojet. In addition, he served as Vice President, Operations at Aerojet from 1997 to 2000.

Dr. Carleone received his bachelor’s degree in Mechanical Engineering from Drexel University, Philadelphia, Pennsylvania, in 1968; his masters’ degree in Applied Mechanics from Drexel University in 1970; and his doctorate degree in Applied Mechanics from Drexel University in 1972.

For the following reasons, the Board concluded that Dr. Carleone should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Carleone’s operational, governance, management and scientific experience, including extensive executive management and leadership experience as Chief Executive Officer and as Chairman of a public corporation with international operations in the fine and specialty chemical industries, provides Sensient with broad and relevant experience as it continues to pursue global business and strategic objectives.

Edward H. Cichurski Age 75	Director Since 2013 Audit Committee Compensation and Development Committee Finance Committee (Chairman) Scientific Advisory Committee

Mr. Cichurski spent 35 years practicing as a CPA for clients throughout the world with the international accounting firm PricewaterhouseCoopers and its predecessors (he retired from that firm in 2000), including service in Barcelona, Spain, from 1978-1981, and service as the Managing Partner of the Milwaukee office (serving Wisconsin and parts of the upper Midwest) from 1989 to 1996. From mid-1996 to 2000, he was at the firm’s National Office in New York working with the firm’s Office of General Counsel. From 2000 to 2007, he served as Executive Vice President of Merchants & Manufacturers Bancorporation and as president of its financial services subsidiary. Following his retirement from that position, he has served as an advisor to several public and private companies on business development, accounting and financial reporting matters. That includes providing advisory services to Sensient from 2007 until his 2013 selection as a nominee for Sensient’s Board by the Nominating and Corporate Governance Committee. Mr. Cichurski serves on the boards of numerous community and charitable organizations in the Milwaukee area and is a member of both the American Institute of Certified Public Accountants and the Wisconsin Institute of Certified Public Accountants.

Mr. Cichurski received his bachelor of science degree from Saint Peter’s College, Jersey City, New Jersey, in 1963, and his MBA from Fairleigh Dickinson University in 1971. He served as a First Lieutenant in the U.S. Army from 1963 to 1965, where he earned the Army Commendation Medal.

For the following reasons, the Board concluded that Mr. Cichurski should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Mr. Cichurski’s accounting and auditing experience and expertise, including extensive experience auditing public corporations as a CPA and his detailed knowledge of Sensient as a result of his past consulting services to Sensient provides invaluable financial insight and expertise to Sensient. His substantial U.S. and international experience assisting global businesses in a variety of industries and his extensive knowledge and experience with the IRS, SEC and other government agencies are all particularly valuable to Sensient. His business experience, both at a senior management level and as an advisor to growing companies in a variety of manufacturing and consumer products businesses, is especially valuable as Sensient pursues both its growth program and its cost reduction initiatives throughout the Company.  His experience as head of the Milwaukee office of PricewaterhouseCoopers and his service on community boards help position Mr. Cichurski to serve on various Sensient committees.

Dr. Fergus M. Clydesdale Age 80	Director Since 1998 Audit Committee Compensation and Development Committee Executive Committee Nominating and Corporate Governance Committee Scientific Advisory Committee (Chairman)

Dr. Clydesdale has had a distinguished career as a university professor and administrator, scientific researcher and advisor to public and private agencies both in the U.S. and around the world in research, product development and scientific policy and regulation to optimize food quality, food acceptability, food safety, nutrition and overall health and quality of life. Dr. Clydesdale’s honors and accomplishments in the field of food science and nutrition are legion and too numerous to mention. Dr. Clydesdale is currently Distinguished University Professor, Department of Food Science, College of Natural Sciences, University of Massachusetts Amherst, and Director of the University of Massachusetts Food Science Policy Alliance, which he founded in 2004. From 1990 to 2008, he was head of the University of Massachusetts Amherst Department of Food Science, which at the time of his retirement was ranked nationally among the top three university food science departments in research and the top department in the university in student satisfaction.

In 2010, the National Research Council of the National Academies, based on the performance of the Department in the last year of Dr. Clydesdale’s tenure as its Head, ranked the Department as number one among all Food Science Departments in the United States for PhD research and education. Since his election as a Fellow of the American Institute of Nutrition, he is a fellow of the four premier societies in the field of food science and nutrition. Dr. Clydesdale is the editor of Critical Reviews in Food Science and Nutrition, the top ranked journal in food science with a worldwide audience. He has published some 375 scientific articles and coauthored or edited 20 books, including Food Colorimetry: Theory and Applications (1975), which is still considered a leading authority in its field. In addition, Dr. Clydesdale has done extensive work related to the science and technology of formulating and measuring natural and synthetic colors in foods and emulsions and the sensory effects, benefits and interactions of food and beverage colorants and flavors. Dr. Clydesdale initiated and organized the University of Massachusetts Food Science Strategic Research Alliance, which has approximately 25 member companies including many of the major multinationals. He also chaired the Strategic Research Alliance from 1988 to 2008, along with the Strategic Policy Alliance from its inception in 2004. Dr. Clydesdale helped in the formation of a venture company (Wesfolk) at the University of Massachusetts Amherst to commercialize the scientific discoveries being made by his department. Dr. Clydesdale also has served on numerous standing and special committees of the FDA and the National Academy of Sciences focusing on food and ingredient safety, nutrition, policy and labeling (e.g., he chaired the FDA working panel that evaluated Olestra, the last food additive to gain approval, and in 2009-2010 served on an FDA committee which evaluated FDA’s Research Mission), including three terms as chair of the Food Forum of the Food and Nutrition Board of the National Academy. In 2010, he was reappointed to another three-year term on the National Academies, Institute of Medicine, Food and Nutrition Board. Dr. Clydesdale served as Chair and currently serves on the Board of Trustees of the American branch of the International Life Sciences Institute. He has served on the board of the Global International Life Sciences Institute. Each of these entities promotes scientific research to optimize food safety and health globally. He has been active worldwide speaking on the challenges and opportunities of using technology to improve food safety, nutrition and health while increasing the global food supply.

For the following reasons, the Board concluded that Dr. Clydesdale should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Clydesdale is a globally-known expert in the science of food colors, especially natural colors, and their use in food and the effects of color on perceptions of flavor and wholesomeness, all of which are central to Sensient’s worldwide businesses and its plans for future growth. Dr. Clydesdale’s background in food science, experience with industry from the Food Science Research and Policy Alliances and service on government and university advisory committees, as well as his leadership of a major university department, give him unique experience in risk assessment, food safety, food processing, nutrition, national and international food and ingredient policies, labeling and regulatory and scientific trends. Dr. Clydesdale’s university service has included chairing and serving on search committees for top university positions, including chair of the committee for dean of the school of management and serving on search committees for chancellor and provost, as well as developing metrics for promotion, tenure and salary increases within his department. These and other university responsibilities, along with his board activities with the International Life Sciences Institute, allow him to make valuable contributions to Sensient’s Audit Committee, Executive Committee, Nominating and Corporate Governance Committee and Compensation and Development Committee. Dr. Clydesdale’s experience in academics and with industry and government also position him to provide valuable advice and oversight to Sensient’s Scientific Advisory Committee (which he chairs) regarding Sensient’s product research and development activities, future scientific, product and policy trends, its marketing and labeling of both functional and health effects of natural and other ingredients and its food safety policies and procedures.

Dr. Mario Ferruzzi Age 42	Director Since 2015 Nominating and Corporate Governance Committee Scientific Advisory Committee

Dr. Ferruzzi is a Professor in the Plants for Human Health Institute and the Department of Food, Bioprocessing and Nutrition Science at North Carolina State University. Prior to joining North Carolina State University, Dr. Ferruzzi most recently served as a Professor in the Department of Food Science at Purdue University (2004-2016), a Research Scientist in the Coffee and Tea Beverage Development group at Nestlé Research & Development Center, Marysville, Ohio, and a Research Scientist at the Nutrition & Health and Scientific & Nutritional Support Departments at the Nestlé Research Centre in Lausanne, Switzerland.  He received his B.S. in Chemistry from Duke University (1996) and his M.S. (1998) and Ph.D. (2001) in Food Science and Nutrition from The Ohio State University.

Dr. Ferruzzi is recognized for his expertise in analytical chemistry and its applications to food and nutrition research. His core research interests are in the area of botanical chemistry with emphasis on investigating the impact of the food matrix and processing on the stability, bioavailability and metabolism of health promoting phytochemicals and micronutrients. Dr. Ferruzzi’s research has been consistently funded by federal agencies including the U.S. Department of Agriculture, the National Institutes of Health and the United States Agency for International Development as well as the food industry. His core activities in food chemistry, food processing and translational nutrition have resulted in over 120 publications as well as extensive national and international research collaborations and activities.

For his research efforts Dr. Ferruzzi has received awards from the Institute of Food Technologist (2010 Samuel Cate Prescott Young Investigator Award), the American Society for Nutrition (2011 Mary Rose Swartz Young Investigator Award), Purdue University (2012 Agricultural Research Award) and was named a University Faculty Scholar by Purdue University in 2013.

Dr. Ferruzzi has served as a scientific advisor to several food manufacturers and associations and is a member of the Board of Trustees for the North America branch of the International Life Science Institute.  He is a professional member of the Institute of Food Technologist (IFT), the American Society for Nutrition (ASN), the American Chemical Society (ACS) and a Fellow of the Royal Society of Chemistry.  Dr. Ferruzzi has held multiple leadership roles in these societies, most notably IFT and ASN at both local and national levels.  He served as Chair of the Food Science & Nutrition Solutions Taskforce, a joint working group between IFT-ASN-IFIC and the Academy of Nutrition and Dietetics (AND). Additionally, Dr. Ferruzzi serves on the editorial boards of Nutrition Research, Nutrition Today, Critical Reviews in Food Science and Nutrition and as Associate Editor for the Royal Society of Chemistry’s journal Food & Function.

For the following reasons, the Board concluded that Dr. Ferruzzi should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Ferruzzi is an expert in analytical chemistry and its application to food and nutrition, which closely align with and are directly relevant to a range of Sensient’s businesses.  Dr. Ferruzzi’s extensive industry and academic experience, his extensive experience with new product development and product commercialization, together with his knowledge of Sensient’s products and operations gained as a result of service on Sensient’s Scientific Advisory Committee, have already allowed him to make immediate and significant contributions to the Board.

Dr. Donald W. Landry Age 62	Director Since 2015 Audit Committee Scientific Advisory Committee

Dr. Landry is the Samuel Bard Professor and Chair of the Department of Medicine (tenured) at Columbia University’s College of Physicians and Surgeons. He also serves as its Director of the Division of Experimental Therapeutics and Physician-in-Chief for the Medical Service at New York Presbyterian Hospital/Columbia Medical Center. Dr. Landry has been a member of the faculty of Columbia University since 1985. At Columbia, Dr. Landry developed the first artificial enzyme to degrade cocaine and his report in Science was voted one of top 25 papers in the world for 1993 by the American Chemical Society. His discovery that vasopressin can be used to treat vasodilatory shock fundamentally changed intensive care medicine. He also pioneered an embryo-sparing approach to the generation of human embryonic stem cells.

Dr. Landry has been a Director of Tonix Pharmaceuticals Holding Corp. (NASDAQ: TNXP) since October 2011. Between June 2007 and October 2011, Dr. Landry served as a founding director of Tonix Pharmaceuticals, Inc., a wholly-owned subsidiary of Tonix Pharmaceuticals Holding Corp. Tonix Pharmaceuticals is a publicly traded company that develops next-generation medicines for common disorders of the central nervous system, including fibromyalgia, post-traumatic stress disorder and episodic tension-type headache.

Dr. Landry was co-founder and has been a member of L&L Technologies LLC since 1996. L&L Technologies LLC was formed to develop medications for central nervous system conditions. Dr. Landry was also a co-founder of Vela Pharmaceuticals, which developed several drugs for central nervous system disorders, including very low dose (VLD)-cyclobenzaprine for fibromyalgia syndrome.

Dr. Landry established his laboratory at Columbia University in 1991 to investigate medical applications of artificial enzymes and in 1998 founded the Division of Experimental Therapeutics. The Division focuses on novel therapeutics for intractable problems such as cocaine addiction, nerve gas intoxication and vasodilatory shock. Dr. Landry is a leader in the ethical development of embryonic stem cells and served as a member of the President’s Council on Bioethics during the George W. Bush administration. In 2008, Dr. Landry was awarded the Presidential Citizens Medal, the nation’s second-highest civilian award.

Dr. Landry graduated from Lafayette College, completed his Ph.D. in organic chemistry under Nobel laureate R.B. Woodward at Harvard University in 1979 and then obtained his M.D. degree from Columbia University’s College of Physicians and Surgeons in 1983. After residency in Internal Medicine at the Massachusetts General Hospital, he returned to Columbia University as a National Institutes of Health (NIH) Physician-Scientist, 1985-1990. Dr. Landry has published 106 peer-reviewed articles, authored 31 review articles or book chapters and holds 34 patents as inventor or co-inventor.

For the following reasons, the Board concluded that Dr. Landry should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Landry is an expert in the medical and pharmaceutical fields and has unique experiences in the formation, operation and public registration of a start-up pharmaceutical company. Dr. Landry’s experience as director of a public corporation, in commercialization of new products, in research and development, his strong technical acumen in the pharmaceutical industry and other fields related to our business and his academic background, add a unique skill set and perspective to the Board.

Paul Manning Age 42	Director Since 2012 Executive Committee (Chairman) Finance Committee Scientific Advisory Committee

Mr. Paul Manning has been Sensient’s Chairman, President and Chief Executive Officer since April 21, 2016.  He joined the Company in 2009 as General Manager, Food Colors North America, and became President of the Color Group in 2010. He became President and Chief Operating Officer of the Company in October 2012, and President and Chief Executive Officer in February 2014. Before joining the Company, he worked for Danaher Corporation as Mergers and Acquisitions Integration Manager of the Fluke Division and he held various supply chain and project manager positions with McMaster-Carr Supply Company. He holds a B.S. degree in Chemistry from Stanford University and an MBA from Northwestern University. He attended Stanford University on a Naval ROTC scholarship and served in the U.S. Navy as a Surface Warfare Officer for four years.

During his four years of working within and then running the Color Group, Mr. Manning gained a thorough understanding of both the opportunities and the challenges facing the Company’s Color businesses and made critical contributions to its improved performance. As the Company’s President and Chief Operating Officer, his management skills and experience allowed him to make similar contributions in the Company’s other businesses, including his critical role in the relocation of the Flavors & Fragrances Group headquarters from Indianapolis to the Chicago area on time and on budget. In his current position as the Company’s Chairman, President and Chief Executive Officer, he has been responsible for the continued success of the Company, including its strong profits and sales, ongoing restructuring activities in the Flavors & Fragrances Group, upgrading of sales force and general manager talent, leading the Board of Directors and articulating and executing the Company’s strategy.

For the following reasons, the Board concluded that Mr. Manning should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. As Sensient’s Chairman, President and Chief Executive Officer, Mr. Manning brings the Board unique insights that are critical to Sensient’s long-term strategic planning. His extraordinarily detailed knowledge of the Company’s operations enables him to keep the Board well informed regarding the Company’s performance and opportunities. Mr. Manning’s strong background in chemistry allows him to direct product and technology research and development efforts and to be a valuable member of the Scientific Advisory Committee. Mr. Manning’s prior experience in mergers and acquisitions and supply chain management is valuable to the Board because these areas are of particular importance for the Company’s growth and profitability.

Deborah McKeithan-Gebhardt Age 58	Director Since 2014 Finance Committee Nominating and Corporate Governance Committee Scientific Advisory Committee

Ms. McKeithan-Gebhardt is President and Chief Operating Officer of Tamarack Petroleum Company, Inc. (since 2009), and also serves as Chief Executive Officer of Tamarack River Resources, LLC (since 2009). She previously served as Vice President and General Counsel of Tamarack Petroleum Company, Inc. (from 1991 to 2009). Tamarack Petroleum Company, Inc. is a private company engaged in oil and gas exploration. Tamarack River Resources, LLC is a Delaware limited liability company of which Tamarack Petroleum Company, Inc., is the majority member. Ms. McKeithan-Gebhardt has been with Tamarack Petroleum since 1991. Prior to joining Tamarack Petroleum, she was an attorney in private practice.

As President and Chief Operating Officer, and previously as Vice President and General Counsel of Tamarack Petroleum Company, Inc., Ms. McKeithan-Gebhardt has primary responsibility for and extensive experience in a range of strategic and operational matters, including human resources, compensation and employee benefits, financial management and reporting, regulatory and compliance, legal affairs and risk management.

Ms. McKeithan-Gebhardt earned a bachelor of arts degree in Business Administration from Cardinal Stritch University in 1980 and a Juris Doctorate degree summa cum laude from Marquette University Law School in 1987. Ms. McKeithan-Gebhardt currently serves as a member of the Marquette University Law School Advisory Board.

For the following reasons, the Board concluded that Ms. McKeithan-Gebhardt should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement.  Ms. McKeithan-Gebhardt’s extensive experience, including experience as a Chief Executive Officer and in other executive management roles and experience in regulatory, legal, risk management and related matters, provides Sensient with a broad perspective in addressing operational and strategic issues. Ms. McKeithan-Gebhardt’s background as an attorney and a senior executive are particularly valuable and allow her to make valuable contributions to the Board’s oversight of complex risk management, regulatory and compliance matters.

Scott C. Morrison Age 54	Director Since 2016 Finance Committee Scientific Advisory Committee

Mr. Morrison is Senior Vice President and Chief Financial Officer of Ball Corporation, a leading global supplier of innovative, sustainable packaging solutions for beverage, food and household products customers.  He previously served as Vice President and Treasurer of Ball Corporation.  Prior to joining Ball Corporation, Mr. Morrison held senior corporate banking roles at Bank One, First Chicago and NBD Bank, Detroit.

Mr. Morrison is an Executive Committee Member of the Board for the National Association of Manufacturers and Community Chairman of the Denver Chapter of the Kelley School of Business Indiana University.  He previously served as Chairman of the National Association of Corporate Treasurers and as an expert testimony witness to the U.S. House of Representatives Agricultural Committee on Dodd Frank legislation.  Mr. Morrison has been recognized as CFO of the Year by CFO Magazine and Institutional Investor.

Mr. Morrison received his Bachelor’s Degree (1984) in Finance from Indiana University and his M.B.A. (1988) from Wayne State University.

For the following reasons, the Board concluded that Mr. Morrison should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement.  Mr. Morrison has a wealth of valuable leadership experience and financial expertise, gained through currently serving as Chief Financial Officer of a publicly traded multinational corporation and having served in various other executive management and senior corporate banking roles.  Mr. Morrison’s background includes significant experience in mergers and acquisitions, including Ball Corporation’s recent $6.1 billion acquisition of Rexam PLC, a metal beverage packaging manufacturer and corporate integration. Mr. Morrison’s experience, expertise and background allow him to make valuable contributions to the Board and the Company regarding a wide range of matters, including capital allocation, financial reporting, international and compliance matters.

Dr. Elaine R. Wedral Age 73	Director Since 2006 Lead Director Since 2014 Compensation and Development Committee Executive Committee Finance Committee Scientific Advisory Committee

Dr. Wedral has served as President of the International Life Sciences Institute-North America, a nonprofit organization based in Washington, D.C., that provides a forum for academic, government and industry scientists to identify important nutrition and food safety issues and works toward solutions for the benefit of the general public. From 2003 to 2014, Dr. Wedral was also a director of Balchem Corporation (where she served as chair of the governance and nominating committee and a member of the compensation committee), which is engaged in the development, manufacture and marketing of specialty performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries. Dr. Wedral also serves on the editorial board of Food Processing magazine, serves on the board of the Women’s Global Health Institute at Purdue University and continues to work with several industry groups and universities on food science issues in an advisory capacity. Dr. Wedral works closely with management on the Company’s Chemical Risk Reduction Strategy.

Dr. Wedral holds a B.S. degree in Biochemistry from Purdue University, an M.S. degree in Food Microbiology from Cornell University and a Ph.D. in Food Biochemistry from Cornell University. From 1972 to 2006, Dr. Wedral served in various capacities with the Nestle Company, including as President of Nestle R&D Center, Inc., and director of Nestle R&D Food Service Systems Worldwide from 2000 to 2006 and as President of all Nestle U.S. R&D Centers from 1988 to 1999. During her tenure with Nestle, Dr. Wedral developed the strategy and accompanying R&D program for its foodservice systems. Among other things, she was responsible for the reorganization and supervision of Nestle’s existing R&D facilities in North America, with over 700 personnel, and the development, construction and management of a new state-of-the-art pet food and nutrition facility, a new beverage, confection and ice cream facility and renovation of a consolidated food and nutrition laboratory, each combining an emphasis on proprietary innovation with production efficiencies and commercialization opportunities.

Dr. Wedral holds over 38 U.S. and European patents in food science, chemistry and food service systems to deliver foods and beverages, most related to food flavors and colors and food fortifications (e.g., adding bioavailable iron to fortify a product without discoloring it). Dr. Wedral’s work often helped create new product categories (e.g., shelf-stable liquid coffee creamers and refrigerated pizzas) while emphasizing food safety and quality. Dr. Wedral also has experience and expertise in helping to commercialize food and beverage products and delivery systems designed for local tastes and preferences around the world.

For the following reasons, the Board concluded that Dr. Wedral should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Dr. Wedral combines food science expertise with substantial business and personnel management and leadership experience in developing innovative and commercially successful food and beverage products. Dr. Wedral has experience in successfully building and consolidating food and beverage research facilities within budget and managing and motivating large staffs of research scientists and engineers to work collaboratively and efficiently to serve customer needs, all while emphasizing the development of proprietary products and systems that meet the highest standards of food quality and safety. These experiences and technical expertise allow Dr. Wedral to make valuable contributions to Sensient’s Board and Board committees, including the Compensation and Development Committee, Finance Committee and Scientific Advisory Committee, and as Sensient’s independent Lead Director.

Essie Whitelaw Age 68	Director Since 1993 Compensation and Development Committee Nominating and Corporate Governance Committee (Chairman) Scientific Advisory Committee

Ms. Whitelaw served as Senior Vice President of Operations of Wisconsin Physician Services, a provider of health insurance and benefit plan administration, from 2001 until her retirement in 2010, where she was responsible for managing over 430 employees. Prior to that, Ms. Whitelaw served over 15 years in various executive positions, including as President and Chief Operating Officer (1992 to 1997) and Vice President of National Business Development, at Blue Cross Blue Shield of Wisconsin, a comprehensive health and dental insurer. Among other things, while at Blue Cross Blue Shield, Ms. Whitelaw was responsible for managing insurance risk underwriting activities, regulatory compliance and the development and implementation of appropriate sales incentive programs. Prior to its merger into another public utility in 2000, Ms. Whitelaw served on the board and on the audit, nominating and retirement plan investment committees of WICOR Corporation, a Wisconsin energy utility. Ms. Whitelaw has served as a director of Network Health since 2016.  Network Health is a Wisconsin based health insurer.

Ms. Whitelaw is active in the local Wisconsin community. She currently serves as a director on the boards of the Wisconsin Lutheran High School Foundation, Inc. and the Wisconsin Women’s Health Foundation, a non-profit organization dedicated to improving the health and lives of women and their families, through education, outreach programs and partnerships. Ms. Whitelaw’s prior board service includes the Milwaukee Public Museum, Goodwill Industries, United Way of Greater Milwaukee, Blue Cross Blue Shield Foundation, Metropolitan Milwaukee Association of Commerce, Greater Milwaukee Committee and Bradley Center Sports and Entertainment Corp.

For the following reasons, the Board concluded that Ms. Whitelaw should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement. Ms. Whitelaw has significant regulatory compliance and human resources experience, including developing and implementing compensation policies and designing incentive programs for sales and customer service employees to achieve business objectives while managing risk. Ms. Whitelaw’s experiences with regulatory compliance, risk management and human resources allow her to make valuable contributions to Sensient’s Board and Board committees, including the Compensation and Development Committee and the Nominating and Corporate Governance Committee.

Except as noted, all nominees have held their current positions or otherwise have served in their respective positions with the listed organizations for more than five years. No director or nominee for director had any material interest, direct or indirect, in any business transaction of the Company or any subsidiary since the beginning of 2016, nor does any director or nominee have any material interest, direct or indirect, in any such proposed transaction. Mr. Paul Manning (Chairman, President and Chief Executive Officer) and Mr. John Manning (Vice President, General Counsel and Secretary) are brothers. See “Transactions with Related Persons” below. The Board has determined that all members of the Board, except Mr. Paul Manning, are independent under the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”). See “Corporate Governance - Director Independence” below.

Corporate Governance

Board Role in Risk Oversight

The Board is responsible for exercising the corporate powers of the Company and overseeing the management of the business and affairs of the Company, including management’s establishment and implementation of key strategic priorities and initiatives. Long-term, sustainable value creation and preservation are possible only through the prudent assumption and management of both risks and potential rewards, and Sensient’s Board as a whole takes a leading role in overseeing the Company’s overall risk tolerances as a part of the strategic planning process and in overseeing the Company’s management of strategic risks. The Board has delegated to the Audit Committee primary responsibility for overseeing management’s risk assessments and implementation of appropriate risk management policies and guidelines, including those related to financial reporting and regulatory compliance. It has delegated to the Compensation and Development Committee primary oversight responsibility to ensure that compensation programs and practices do not encourage unnecessary or excessive risk-taking and that any risks are subject to appropriate controls. It has delegated to the Nominating and Corporate Governance primary oversight responsibility to ensure that the Company’s governance standards establish effective systems for monitoring and accountability.  It has delegated to the Finance Committee primary oversight responsibility with respect to Sensient’s capital structure and the types and amounts of insurance and with respect to foreign currency management. The Board and these committees receive periodic reports on these matters from management and the Company personnel in charge of the related risk management activities.

Board Meetings and Meeting Attendance

The Board met six times during 2016. Each director attended at least 75% of the meetings of the Board and the Board Committees on which he or she served that were held during 2016. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend meetings of the Board and the committees of which they are members and to attend the Annual Meeting of Shareholders. All Board members attended the 2016 Annual Meeting of Shareholders.

Committees of the Board

Executive Committee

The Executive Committee of the Board met twice during 2016. This Committee, which currently consists of Messrs. Brown and Paul Manning (Chairman) and Drs. Clydesdale and Wedral, has the power and authority of the Board in directing the management of the business and affairs of the Company in the intervals between Board meetings, except to the extent limited by law, and reports its actions at regular meetings of the Board.

Audit Committee

The Audit Committee of the Board met nine times during 2016. Messrs. Brown (Chairman) and Cichurski and Drs. Carleone, Clydesdale and Landry are the current members of the Audit Committee. All members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange and the SEC applicable to directors generally, and to members of audit committees specifically. None of them serves on the audit committee of any other public company.

This Committee, among other things:

•	has sole responsibility to appoint, terminate, compensate and oversee the independent auditors of the Company and to approve any audit and permitted non-audit work by the independent auditors;

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reviews the adequacy and appropriateness of the Company’s internal control structure and recommends improvements thereto, including management’s assessment of internal controls and the internal audit function and risk management activities in general;

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reviews with the independent auditors their reports on the consolidated financial statements of the Company and the adequacy of the financial reporting process, including the selection of accounting policies;

•	reviews and discusses with management the Company’s practices regarding earnings press releases and the provision of financial information and earnings guidance to analysts and ratings agencies;

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obtains and reviews an annual report of the independent auditor covering the independent auditor’s independence, quality control and any inquiry or investigation of the independent auditors by governmental or professional authorities within the past five years;

•	sets hiring policies for employees or former employees of the independent auditor;

•	establishes procedures for receipt of complaints about accounting, internal accounting controls, auditing and other compliance matters;

•	reviews and oversees management’s risk assessment and risk management policies and guidelines generally, including those related to financial reporting and regulatory compliance; and

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reviews the adequacy and appropriateness of the various policies of the Company dealing with the principles governing performance of corporate activities. These policies, which are set forth in the Company’s Code of Conduct, include antitrust compliance, conflicts of interest, anti-bribery and business ethics.

The Board has adopted a written charter for the Audit Committee, which is included in the Company’s Bylaws and posted on its website. The Audit Committee reviews and reassesses the adequacy of this charter at least annually. The Board has also adopted a Code of Ethics for Senior Financial Officers (which is incorporated into the Company’s Code of Conduct), as contemplated by the Sarbanes-Oxley Act of 2002. The Board has determined that Dr. Carleone and Messrs. Brown and Cichurski are audit committee financial experts in accordance with SEC rules. Any changes made to the Code of Conduct, and any waivers granted thereunder, are promptly posted and available on the Company’s website.

Compensation and Development Committee

The Compensation and Development Committee of the Board met four times during 2016.  The current members of the Committee are Mr. Cichurski, Drs. Carleone (Chairman), Clydesdale and Wedral and Ms. Whitelaw. Each member of the Committee has been determined by the Board to satisfy the independence requirements of the New York Stock Exchange and the SEC applicable to directors generally and to members of compensation committees.

Among the Committee’s responsibilities are:

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to review and approve all compensation plans and programs (philosophy and guidelines) of the Company and, in consultation with senior management and taking into consideration recent shareholder advisory votes and any other shareholder communications regarding executive compensation, oversee the development and implementation of the Company’s compensation program, including salary structure, base salary, short- and long-term incentive compensation such as restricted stock awards (including the relationships between incentive compensation and risk- taking) and nonqualified benefit plans and programs, including fringe benefit programs;

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to review and discuss with management the policies and practices of the Company and its subsidiaries for compensating their employees, including non-executive officers and employees, to ensure those policies do not encourage unnecessary or excessive risk-taking and that any risks are subject to appropriate controls;

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to review and make recommendations to the Board with respect to all compensation arrangements and changes in the compensation of the officers appointed by the Board, including, without limitation (i) base salary; (ii) short- and long-term incentive compensation plans and equity-based plans (including overseeing the administration of these plans and discharging any responsibilities imposed on the Committee by any of these plans); (iii) employment agreements, severance arrangements and change of control agreements/provisions, in each case as, when and if appropriate; and (iv) any special or supplemental benefits; and

•
at least annually, to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, report the results of the evaluation to the Board and set the Chief Executive Officer’s compensation level based on this evaluation.

Sensient designs its overall compensation programs and practices, including incentive compensation for both executives and non-executive employees, in a manner intended to support its strategic priorities and initiatives to enhance long-term sustainable value without encouraging unnecessary or excessive risk-taking. At the same time, the Company recognizes that its goals cannot be fully achieved while avoiding all risk. Management periodically reviews Sensient’s compensation programs and practices in the context of its risk profile, together with its other risk mitigation and risk management programs, to ensure that these programs and practices work together for the long-term benefit of the Company and its shareholders. Based on its recently completed review of Sensient’s compensation programs, management concluded that Sensient’s incentive compensation policies for both executive and non-executive employees have not had a material adverse effect on Sensient in the recent past and are not likely to have a material adverse effect in the future. See “Compensation Discussion and Analysis” for an analysis of material compensation policies and procedures with respect to the Company’s named executive officers and “Compensation and Development Committee Report” for the Committee’s 2016 report on compensation matters.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2016, the Compensation Committee was composed of Messrs. Croft (Chairman until his retirement on April 21, 2016) and Cichurski, Drs. Carleone (Chairman from April 21, 2016), Clydesdale and Wedral and Ms. Whitelaw. None of these persons has at any time been an officer or employee of the Company or any of our subsidiaries. In addition, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K adopted by the SEC. During the year ended December 31, 2016, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the Company.

Finance Committee

The Finance Committee of the Board met three times during 2016. This Committee currently consists of Messrs. Brown, Cichurski (Chairman), Paul Manning and Morrison, Ms. McKeithan-Gebhardt and Dr. Wedral. Among other things, this Committee reviews and monitors the Company’s financial planning and structure to ensure conformity with the Company’s requirements for growth and fiscally sound operation, and also reviews and approves:

•	the Company’s annual capital budget, long-term financing plans, borrowings, notes and credit facilities, investments and commercial and investment banking relationships;

•	existing insurance programs, foreign currency management and the stock repurchase program;

•	the financial management and administrative operation of the Company’s qualified and nonqualified benefit plans; and

•	such other matters as may from time to time be delegated to the Committee by the Board or as provided in the Bylaws.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board met twice during 2016. This Committee which currently consists of Mr. Brown, Drs. Clydesdale and Ferruzzi and Mses. McKeithan-Gebhardt and Whitelaw (Chairman). Each member of the Committee satisfies the independence requirements of the New York Stock Exchange and the SEC applicable to directors generally.

Among other functions, this Committee:

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studies and makes recommendations concerning the composition of the Board and its committee structure, including the Company’s Director Selection Criteria, and reviews the compensation of Board and Committee members;

•	recommends persons to be nominated by the Board for election as directors of the Company and to serve as proxies at the Annual Meeting of Shareholders;

•	considers any nominees recommended by shareholders;

•	assists the Board in its determination of the independence of each director;

•	develops corporate governance guidelines for the Company and reassesses these guidelines annually; and

•	oversees the system of corporate governance and the evaluation of the Board and management from a corporate governance standpoint.

The Committee identifies (with assistance from Board members, Company executives and shareholders), interviews and recommends Board candidates it determines are qualified and suitable to serve as a director consistent with the criteria for selection of directors adopted by the Board, including seeking a variety of perspectives, professional experience, education, skills and other individual qualities and attributes. A copy of the Company’s Director Selection Criteria is attached as Appendix A to this proxy statement. Recommendations for Board candidates may be made to the Committee by the Company’s Chief Executive Officer, other current Board members and Company shareholders. Once appropriate candidates are identified, the Committee evaluates their qualifications to determine which candidate best meets the Company’s Director Selection Criteria, without regard to the source of the recommendation. Recommendations by shareholders for director nominees should be forwarded to the Secretary of the Company, who will relay such information to the Committee Chair. The recommendations should identify the proposed nominee by name; should describe every arrangement or understanding of such person or the nominating shareholder with respect to the nomination, potential service as a Director or the Company’s securities; should describe how the nominee would contribute to the variety of perspectives, professional experience, education, skills or other individual qualities and attributes of Sensient’s Board; and should provide at least the questionnaire, nominee affirmations and other materials specified in the Bylaws, including the detailed information about the nominee that is required by SEC rules for the solicitation of proxies for election of directors. Shareholders should look to the information required pursuant to the Company’s Bylaws for shareholder nominations and to the information included in this proxy statement regarding directors and nominees as a guide to the information required. Shareholders also have the right to directly nominate a person for election as a director so long as the advance notice, nominee affirmations and informational requirements contained in the Bylaws and applicable law are satisfied. All nominees must affirm that they have truthfully completed a directors’ and officers’ questionnaire; that they meet the Company’s Director Selection Criteria; that they are not an employee, director or affiliate of a competitor; that they will protect confidential information and serve the interests of Sensient and its shareholders collectively; and that they will comply with applicable law and Sensient’s Code of Conduct and other policies and guidelines. See “Future Shareholder Proposals and Nominations” below.

Scientific Advisory Committee

The Scientific Advisory Committee of the Board met twice during 2016. This Committee currently consists of Drs. Carleone, Clydesdale (Chairman), Ferruzzi, Landry and Wedral, Messrs. Brown, Cichurski, Manning and Morrison and Mses. McKeithan-Gebhardt and Whitelaw, and additional members that are not directors or officers of the Company.

Among other functions, this Committee:

•	reviews the Company’s research and development programs with respect to the quality and scope of work undertaken;

•	advises the Company on maintaining product leadership through technological innovation; and

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reports on new technological trends and regulatory developments that would significantly affect the Company and suggests possible new emphases with respect to its research programs and new business opportunities.

Committee Charters, Code of Conduct and Other Governance Documents

The Charters for the Audit, Compensation and Development and Nominating and Corporate Governance Committees of the Company’s Board are included in the Company’s Bylaws and are available on the Company’s website (www.sensient.com). The Company is strongly committed to the highest standards of ethical conduct, and its Code of Conduct for all Company officers, directors and employees (which incorporates its former standalone Code of Ethics for Senior Financial Officers and Procedures for Reporting Complaints or Concerns Regarding Accounting, Auditing and Other Compliance Matters) is also posted on the Company’s website. If there are any amendments to the Code of Conduct, the Corporate Governance Guidelines or the Stock Ownership Guidelines, or if waivers from any of them are granted for executive officers or directors, those amendments or waivers also will be posted on the Company’s website.

Board Leadership Structure; Executive Sessions of Non-Management and Independent Directors; Combination of Chief Executive Officer and Chairman of the Board Roles

The Board’s leadership structure is driven by the needs of the Company at any point in time and has varied over time. The Company does not have a policy requiring a combination or separation of the Chief Executive Officer and Chairman of the Board roles and the Company’s governing documents do not mandate a particular structure. This allows the Board the flexibility to establish the most appropriate structure for the Company at any given time. The roles of Chief Executive Officer and Chairman of the Board are now combined.

In 2014, the Board created the position of Lead Director to facilitate the administration of Board functions and to enhance corporate governance practices. The Board elects a Lead Director from among the independent directors. Our current Lead Director is Dr. Wedral. The duties of our Lead Director are to:

•	preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent and non-management directors;

•	serve as the principal liaison between the Chairman and the independent directors;

•	review all information sent to the Board, including the quality, quantity, appropriateness and timeliness of such information;

•	approve meeting agendas for the Board;

•	approve the frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items; and

•	obtain advice and counsel from the General Counsel, to the extent requested by the Lead Director and where appropriate, related to fulfilling the Lead Director’s duties.

The Company’s non-management directors meet at regularly scheduled executive sessions without management not less frequently than three times per year. The independent directors must meet in executive session at least once per year without any other directors present. After the retirement of Chairman Kenneth P. Manning on April 21, 2016, all of the Company’s non-management directors were also independent directors. During 2016, the non-management directors held three executive sessions, including two executive session attended only by the independent directors. Dr. Wedral, as Lead Director, presided over these meetings.

The use of executive sessions of the Board, the Board’s strong committee system, substantial majority of independent directors and the service of our Lead Director, allows the Board to maintain effective risk oversight and provides that independent directors oversee the Company’s financial statements, the executive compensation program, the selection and evaluation of directors and the development and implementation of our corporate governance programs.

This proxy statement describes our philosophy, policies and practices regarding corporate governance, risk management and executive compensation. Interested parties who wish to make their views or concerns known regarding these matters may communicate with management or with any non-management or independent directors or the Board as a whole in writing addressed to the attention of the Company Secretary. The Company’s Corporate Governance Guidelines provide that all communications to Board members will be relayed by the Company Secretary to the appropriate Board members unless the content is obviously inappropriate for Board review.

Director Independence

The Company’s Corporate Governance Guidelines provide guidelines for determining whether a director is independent from management. For a director to be considered independent, the Board must make an affirmative determination that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The guidelines contain the following specific criteria, which reflect the currently applicable SEC and New York Stock Exchange rules, to assist the Board in determining whether a director has a material relationship with the Company. A director is not considered independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

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The director has received, or has an immediate family member who has received for service as an executive officer, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other non-contingent deferred compensation for prior service).

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(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

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The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company and any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

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The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, the guidelines state that no director shall be independent unless he or she shall meet the requirements for independence under applicable securities laws. Members of the Audit Committee and of the Compensation and Development Committee are subject to additional independence requirements. For purposes of determining independence, the “Company” includes any parent or subsidiary in a consolidated group with the Company.

Based on these criteria, the Board has affirmatively determined that Messrs. Brown, Cichurski and Morrison, Drs. Carleone, Clydesdale, Ferruzzi, Landry and Wedral and Mses. McKeithan-Gebhardt and Whitelaw (who constitute all of the director nominees and current members of the Board except Mr. Paul Manning) are independent under the applicable rules of the New York Stock Exchange and the SEC and the Company’s independence criteria. In making this determination, the Board reviewed information provided by each of the nominees to the Company. The Company has no relationships with any of the independent nominees (other than as a director and a shareholder).

Director Compensation and Benefits

Directors who are not employees of the Company are entitled to receive an annual retainer of $75,000 and fees of $1,500 for each Board and Committee meeting attended ($3,000 per meeting attended in the case of the Scientific Advisory Committee) in addition to reimbursable expenses for such attendance. Each Committee chairperson is entitled to receive an additional $8,000 annually for serving in that capacity, except that the chairperson of the Audit Committee is instead entitled to receive $12,000 annually for serving in that capacity, and the Lead Director is entitled to receive an additional $10,000 annually for serving in that capacity.

Until June 30, 2014, the Company had an unfunded retirement plan for non-employee directors who had completed at least one year of service with the Company as a director. The plan provides a benefit equal to the base annual retainer for directors (without including additional amounts received for services as Chairman or an advisor) in effect at the time of the director’s departure from the Board. This benefit, payable only during the lifetime of the participant, continues for a period equal to the amount of time the individual was an active non-employee director. The Plan was terminated effective as of June 30, 2014, but that termination did not impair the rights of currently active or past living eligible directors to receive or continue to receive the payments to which the eligible director would have been entitled through the termination date.

The Company has a Directors’ Deferred Compensation Plan available to any director who is entitled to compensation as a Board member. Under this plan, the maximum amount that is eligible to be deferred is the total of all fees paid to the director by reason of his or her membership on the Board or any Committee thereof. The plan provides that directors may defer all or part of their director fees and the deferral must be in Common Stock. The balance of shares accrued pursuant to this plan will be distributed either: (i) in a single distribution on January 31st of the calendar year following the year in which the director ceases to be a director or on January 31st of any year thereafter; or (ii) in five equal consecutive annual installments commencing on January 31st of the first calendar year after the director ceases to serve as a director. In the event of death, the balance of shares in a director’s account will be distributed in a single distribution to a designated beneficiary or to the director’s estate.

The Company has a director stock plan for any director who is not an employee of the Company. For 2017, the director stock plan provides for an annual grant of the Company’s Common Stock in a number of shares with a value of $90,000 on the grant date to each non-employee director on the Annual Meeting date. The shares vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant. Even after vesting, the shares are subject to Sensient’s stock ownership guidelines for non-employee directors, including a requirement that directors hold at least 75% of future awards (net of taxes and any exercise price) until separation from the Board, with limited exceptions for exercise and sale of shares from stock options expiring within one year and for sale of up to 50% of vesting restricted stock to permit payment of related taxes.

As previously announced, the Company entered into a compensatory arrangement with former Chairman Mr. Kenneth P. Manning in consideration of the duties he performed and the additional advisory services that he provided as Sensient’s non-employee Chairman of the Board and Advisor to the Company, which commenced on February 2, 2014, and terminated on April 21, 2016, when he retired as Chairman and as a member of the Board. The compensatory arrangement was approved by the Board consistent with the recommendation of the Nominating and Corporate Governance Committee and a proposal prepared by Willis Towers Watson, the Compensation Committee’s independent compensation consultant, based on a review of competitive practices with regard to compensation levels and structures for employee and non-employee chairman roles at other public companies. Mr. Kenneth P. Manning’s duties as non-employee Chairman of the Board and his additional advisory services included administering Board activities; providing strategic planning and support, including providing input on the global economy, preparing strategic memoranda and conducting annual strategy meetings; reviewing and advising training programs, including conducting General Manager training sessions and the annual review of training programs; continuing to act as a liaison to Wall Street analysts; advising on and participating in activities related to mergers and acquisitions; serving on the Company’s Executive Committee and Scientific Advisory Committee; chairing the Sensient Foundation; advising on industry and technical matters; and being available to the successor Chief Executive Officer as required. In consideration for his services as non-employee Chairman of the Board and Advisor to the Company, the Company provided (in lieu of the annual retainer fee set forth above) to Mr. Kenneth P. Manning total direct compensation of approximately $885,000 annually, which consisted of a $240,000 annual retainer and $530,000 in annual advisory fees, with the remainder being comprised of meeting fees, pension benefits and long-term incentive awards applicable to all non-employee members of the Board.

Set forth below is a summary of the compensation paid to each non-employee director in fiscal 2016:

2016 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Brown	$124,500	$90,031	$-	$-	$214,531
Dr. J. Carleone	117,500	90,031	48,600	-	256,131
E. Cichurski	123,500	90,031	-	-	213,531
Dr. F. M. Clydesdale	123,500	90,031	-	-	213,531
J. A.D. Croft	37,000	-	-	-	37,000
Dr. M. Ferruzzi	93,000	90,031	3,001	-	186,032
Dr. D. W. Landry	100,500	90,031	-	-	190,531
K. P. Manning	265,667	-	-	-	265,667
D. McKeithan-Gebhardt	99,000	90,031	13,662	-	202,693
S. C. Morrison	6,250	-	-	-	6,250
Dr. E. R. Wedral	113,500	90,031	-	-	203,531
E. Whitelaw	108,500	90,031	11,440	-	209,971

(1)	Includes annual retainer, meeting attendance, chairmanship, lead director fees and, for Mr. Kenneth P. Manning, advisory fees.

(2)
The amounts in the table reflect the grant date fair value of stock awards to the named director in 2016. Accounting Standards Codification (“ASC”) 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock awards granted to employees and directors based on the estimated fair market value of the equity awards at the time of grant. The 2016 restricted stock awards to directors were made on April 21, 2016. The grant date fair value of the 2016 restricted stock award to each director was $67.54 per share.

(3)	The shares of restricted stock awarded to directors vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant.

(4)	Each non-employee director had the following equity awards outstanding as of the end of fiscal 2016:

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Stock That Have Not Vested (#)
H. Brown	4,000	2,801
Dr. J. Carleone	-	2,201
E. Cichurski	-	2,801
Dr. F. M. Clydesdale	2,000	2,801
Dr. M. Ferruzzi	-	1,333
Dr. D. W. Landry	-	1,333
D. McKeithan-Gebhardt	-	2,201
S. C. Morrison	-	-
Dr. E. R. Wedral	4,000	2,801
E. Whitelaw	667	2,801

AUDIT COMMITTEE REPORT

The duties and responsibilities of the Audit Committee of the Board are set forth in a written charter adopted by the Board, as set forth in the Company’s Bylaws and on the Company’s website at www.sensient.com. The Audit Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.  In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2016, the Audit Committee met nine times. The Audit Committee discussed the financial information contained in each quarterly earnings announcement and in each of the Company’s Forms 10-Q and 10-K with the Company’s Senior Vice President and Chief Financial Officer, its Vice President, Controller and Chief Accounting Officer and its independent auditors prior to release of the earnings announcement and prior to filing the Company’s Forms 10-Q and 10-K with the Securities and Exchange Commission, respectively. During each fiscal quarter of 2016, the Audit Committee reviewed the procedures undertaken in connection with the Chief Executive Officer and Chief Financial Officer certifications for Forms 10-Q and 10-K, including the Company’s disclosure controls and procedures and internal controls.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence and information required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee has also considered whether the provision of any non-audit services by the auditors is compatible with maintaining the auditors’ independence. The Audit Committee is satisfied as to the auditors’ independence. The Audit Committee also discussed with management, the Company’s Director, Internal Audit and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed the audit plans, audit scopes and identification of audit risks with both the independent auditor and the Director, Internal Audit.

The Audit Committee discussed and reviewed with the independent auditors all communications required by the Public Company Accounting Oversight Board, including those described in Auditing Standard 1301, Communications with Audit Committees, AU-C Section 260, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations and met separately with the Company’s Director, Internal Audit.

Audit Fees

During the years ended December 31, 2016 and 2015, aggregate fees (including expenses) for the annual audit of the Company’s financial statements were approximately $2,964,200 and $2,873,000, respectively. Audit fees include fees for the audit of the Company’s consolidated financial statements, fees for statutory audits of foreign entities, fees for quarterly review services and fees related to the Company’s SEC filings.

Audit-Related Fees

During the years ended December 31, 2016 and 2015, aggregate fees (including expenses) for audit-related services provided by the independent auditors were approximately $2,000 in each year. Audit-related fees include fees for accounting related research.

Tax Fees

During the years ended December 31, 2016 and 2015, aggregate fees (including expenses) for tax services provided by the independent auditors were approximately $1,082,600 and $402,000, respectively. Tax services include tax compliance, tax advice and tax planning.

All Other Fees

No other fees were paid to the Company’s auditors in 2016 or 2015.

All of the services described above were approved by the Audit Committee. At its February 2017 meeting, the Audit Committee reviewed and approved resolutions continuing the Company’s Audit Committee Pre-Approval Policy for a new twelve-month period. This policy provides that the Audit Committee is required to pre-approve all audit and non- audit services performed by the independent auditor and specifies certain audit, audit-related and tax services that have general pre-approval for the next twelve months, subject to specified dollar limits. The policy also provides that any services by the independent auditor not generally pre-approved or above the specified dollar limits must be submitted for pre-approval by the Audit Committee. Pursuant to the resolutions and the policy, the Chairman of the Audit Committee has the authority to grant pre-approval when necessary, provided that such pre-approval is reported to the Audit Committee at its next meeting.

The Audit Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2016, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the review and discussions with management and the independent auditors described above, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2016, be included in its 2016 Annual Report, for filing with the SEC. As further discussed in Item 5, “Ratification of Appointment of Independent Auditors,” the Audit Committee has appointed Ernst & Young LLP, subject to shareholder approval, to be the independent auditors for 2017 and the Board recommended that the shareholders ratify that appointment.

Date: February 9, 2017	Hank Brown, Chairman Dr. Joseph Carleone Edward H. Cichurski Dr. Fergus M. Clydesdale Dr. Donald W. Landry

PRINCIPAL SHAREHOLDERS

Management

The following table sets forth certain information as of February 16, 2017, except as otherwise indicated, regarding the beneficial ownership of Common Stock by each of the executive officers of the Company who is named in the Summary Compensation Table below (“named executive officers”), each director and nominee of the Company, and all of the directors and executive officers of the Company as a group. Except as otherwise indicated, all shares listed are owned with sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership and Percent of Class (1)(2)(3)(4)(5)
Hank Brown	28,561
Dr. Joseph Carleone	7,771
Edward H. Cichurski	6,608
Dr. Fergus M. Clydesdale	24,761
Dr. Mario Ferruzzi	1,873
Michael C. Geraghty	14,335
Gautam Grover	-
Dr. Donald W. Landry	1,348
Paul Manning	63,246
Deborah McKeithan-Gebhardt	3,795
Scott C. Morrison	-
Stephen J. Rolfs	106,512
Dr. Elaine R. Wedral	22,444
Essie Whitelaw	17,663
Robert Wilkins	68,090
All directors and executive officers as a group (19 persons)	421,667

(1)
No director or named executive officer beneficially owns 1% or more of the Company’s Common Stock. The beneficial ownership of all directors and executive officers as a group represents approximately 1% of the Company’s outstanding Common Stock. In each case this percentage is based upon the assumed exercise of that number of options which are included in the total number of shares shown (See Note (2), below).

(2)
Includes the following shares subject to stock options which are currently exercisable or exercisable within 60 days of February 16, 2017: Mr. Brown — 2,000 shares; Dr. Clydesdale — 2,000 shares; Dr. Wedral — 4,000 shares; Ms. Whitelaw — 667 shares; and all directors and executive officers as a group — 8,667 shares.

(3)	Includes 3,700 shares held by Mr. Brown’s wife; and 183 shares held by Dr. Ferruzzi’s wife’s ESOP.

(4)
Does not include the following performance stock units: Mr. Geraghty — 22,600 performance stock units; Mr. Grover — 13,700 performance stock units; Mr. Paul Manning — 103,900 performance stock units; Mr. Rolfs — 40,700 performance stock units; Mr. Wilkins — 21,300 performance stock units; and all executive officers as a group — 237,800 performance stock units.  The vesting and performance criteria related to the performance stock units are discussed in the subsection below entitled “Equity Awards.”

(5)
Shares owned through Sensient’s Savings Plan stock fund and Sensient’s ESOP are held on a unitized basis. The numbers of shares held through these plans have been estimated based on the closing stock price of $79.16 on February 16, 2017.

Other Beneficial Owners

The following table sets forth information regarding beneficial ownership by those persons whom the Company believes to be beneficial owners of more than 5% of the Common Stock as of February 16, 2017 (except as indicated in the footnotes), based solely on review of filings made with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g).

Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class (1)
BlackRock, Inc. (2)	4,385,507 shares	9.9%
Neuberger Berman Group LLC (3)	4,212,198 shares	9.5%
The Vanguard Group, Inc. (4)	3,889,308 shares	8.8%
Janus Capital Management LLC (5)	2,899,447 shares	6.5%

(1)	All percentages are based on 44,359,946 shares of Common Stock outstanding as of February 16, 2017.

(2)
BlackRock, Inc., filed a Schedule 13G dated January 21, 2011, with respect to itself and certain subsidiaries. BlackRock’s address is 55 East 52nd Street, New York, New York. Its Amendment No. 7 to Schedule 13G, dated January 26, 2017, reported that as of December 31, 2016, it held sole power to vote 4,290,698 shares of Common Stock and sole dispositive power with respect to 4,385,507 shares of Common Stock. It stated that all of the shares are held in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(3)
Neuberger Berman Group LLC filed a Schedule 13G dated February 7, 2012, with respect to itself and certain affiliates. Neuberger Berman’s address is 605 Third Avenue, New York, New York. Its Amendment No. 6 to Schedule 13G, dated February 15, 2017, reported that as of December 31, 2016, it held shared power to vote 4,198,666 shares of Common Stock and shared dispositive power with respect to 4,212,198 shares of Common Stock. It stated that all of the shares are held in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(4)
The Vanguard Group, Inc., filed a Schedule 13G dated February 7, 2013, with respect to itself and certain subsidiaries. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania. Its Amendment No. 4 to Schedule 13G, dated February 9, 2017, reported that as of December 31, 2016, it had sole power to vote 88,152 shares of Common Stock, shared power to vote 5,251 shares of Common Stock, sole dispositive power with respect to 3,798,054 shares of Common Stock and shared dispositive power with respect to 91,254 shares of Common Stock. It stated that all of the shares were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(5)
Janus Capital Management LLC filed a Schedule 13G dated February 19, 2015, with respect to itself and certain subsidiaries. Janus Capital’s address is 151 Detroit Street, Denver, Colorado. Its Amendment No. 2 to Schedule 13G, dated February 13, 2017, reported that as of December 31, 2016, it held sole power to vote 2,899,447 shares of Common Stock and sole dispositive power with respect to 2,899,447 shares of Common Stock. It stated that all of the shares were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

The duties and responsibilities of the Compensation and Development Committee of the Board (the “Compensation Committee”) are set forth in a written charter adopted by the Board, as set forth in the Company’s Bylaws and on the Company’s website at www.sensient.com. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the following “Compensation Discussion and Analysis” contained in this proxy statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in the Company’s 2016 Annual Report and included in this proxy statement.

Dr. Joseph Carleone, Chairman
Edward H. Cichurski
Dr. Fergus M. Clydesdale
Dr. Elaine Wedral
Essie Whitelaw

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The pages below discuss the material elements of Sensient’s compensation program for its executive officers. The following points may assist you in reviewing these disclosures and in understanding the Company’s executive compensation decisions for 2014, 2015 and 2016 and its ongoing compensation program for 2017 and future years.

Named Executive Officers

When we refer to our named executive officers, we are referring to the following individuals who were senior officers of the Company during 2016 and whose 2016 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables:

•	Paul Manning, Chairman, President and Chief Executive Officer;
•	Stephen J. Rolfs, Senior Vice President and Chief Financial Officer;
•	Michael C. Geraghty, President, Color Group;
•	Gautam S. Grover, President, Flavors Group; and
•	Robert Wilkins, President, Asia Pacific Group.

2016 Highlights. As outlined below, the Company turned in a strong financial and operating performance in 2016 while maintaining strong shareholder support of our executive compensation practices, continuing to refresh the Board and continuing to engage in a significant restructuring program.

•
Our stock price increased from $62.82 to $78.58 per share during 2016, reflecting year-over-year stock price appreciation of 25.1% and a one-year total shareholder return of 27.1%, including the impact of our dividends.

•
In 2016, diluted earnings per share from continuing operations increased 18.1% to $2.74, adjusted earnings per share[1] increased 5.2% to $3.21 and cash flow improved from $128.0 million to $222.5 million.  We increased our quarterly dividend to 30 cents per share in October 2016 and returned approximately $100 million of cash to our shareholders during 2016 through dividends and share repurchases.

•	We made significant progress on our restructuring activities in 2016 and we will continue to work on optimizing our staffing and facilities to improve operational efficiencies throughout 2017.

•	In December 2016, our Board appointed a new independent director, Mr. Scott Morrison. Including Mr. Morrison, Sensient has appointed seven new directors since 2012.

2016 Say-on-Pay Vote. At the 2016 Annual Meeting of Shareholders, we held our sixth annual advisory vote to approve named executive officer compensation. Approximately 98% of the votes cast voted in favor of our executive compensation as disclosed in our 2016 Proxy Statement. The Compensation Committee and the Board are pleased with the vote result and level of support of the Company’s executive compensation practices.

Members of our senior management regularly engage with stakeholders and solicit feedback on compensation and governance matters. This engagement takes the form of telephone and face-to-face meetings with institutional shareholders, analysis of market practices and advice from Willis Towers Watson, the Compensation Committee’s independent compensation consultant. The Compensation Committee further reviewed the results of our Say-on-Pay votes, feedback from institutional shareholders, advice from Willis Towers Watson, information from proxy advisory services and management recommendations based on Sensient’s strategic direction and market practices.

1 Adjusted earnings per share is a non-GAAP financial measure. See “Non-GAAP Financial Measures” under Item 7 of the Company’s Annual Report on Form 10-K for information regarding this measure and a reconciliation to the most directly comparable GAAP measure.

The Compensation Committee and the Board believe that the overwhelming shareholder support in the Company’s 2016 and 2015 Say-on-Pay votes was a direct result of the Company’s significant actions beginning in 2013 and continuing through 2016 to increase the linkage of pay and performance embedded in the design of our compensation programs, refresh the Board and enhance corporate governance practices, including the following actions:

•          We changed the mix of our long-term equity incentive awards – the largest component of compensation for our named executive officers – that we issued in 2014, 2015 and 2016 so that 100% of the long-term equity incentive awards issued consisted of performance stock unit awards as compared to 50% performance stock unit awards and 50% time-vesting restricted stock in 2013 and 100% time-vesting restricted stock in 2012.  We believe that our issuance of 100% performance equity, combined with our robust stock ownership and “hold-to-retirement” requirements for executive officers, closely aligns our executive compensation with shareholder returns.

•          We modified our performance stock unit awards under our long-term incentive awards to lengthen the performance period from two years for the 2013 awards to three years for the 2014, 2015 and 2016 awards.

•          We also modified our performance stock unit awards that we issued in 2014, 2015 and 2016 to provide for pro-rated vesting of awards to officers whose employment with the Company terminates because of death, disability or retirement after reaching retirement age during the performance period (for the 2013 awards such officers were eligible to earn the full award).

•          We closed our supplemental executive retirement plan (“SERP”) to new participants and froze the benefits payable to existing SERP participants effective as of December 31, 2015 (December 31, 2016 for Mr. Rolfs).

•          We eliminated a cash subaccount option from the Directors’ Deferred Compensation Plan, so that all future deferred directors’ fees will be held in Common Stock.

•          We terminated the Non-Employee Directors’ Retirement Plan effective June 30, 2014.

•          We amended the 2012 Non-Employee Directors Stock Plan to provide for annual awards based on a fixed dollar value rather than a fixed number of shares.

•          We refreshed the Board by appointing Mr. Paul Manning in 2012 and six new independent directors: Mr. Cichurski in 2013, Dr. Carleone and Ms. McKeithan-Gebhardt in 2014, Drs. Ferruzzi and Landry in 2015 and Mr. Morrison in 2016.

•          We approved amendments to Sensient’s Amended and Restated Articles of Incorporation, Bylaws and Corporate Governance Guidelines to provide for a majority voting standard in uncontested director elections and the Amended and Restated Articles of Incorporation were approved by over 99% of the votes cast by our shareholders at the 2015 Annual Meeting of Shareholders.

•          We amended Sensient’s Corporate Governance Guidelines to create the lead independent director position and appointed Dr. Wedral as independent Lead Director.

•          We eliminated all tax gross-ups on perquisites given to our named executive officers.

•          We modified our peer group in 2015 and 2016 to better balance the spread of revenue sizes in the peer group and decrease the median revenue size of the peer group as discussed below.

Increased Direct Linkage Between Executive Compensation and Company Performance. As a result of the Company’s implementation of 100% performance equity in 2014, executive compensation has become even more directly linked to the Company’s financial performance. This is reflected in the following pie chart detailing the components of named executive officer compensation in 2016 (which excludes the 2016 changes in pension values and includes 2016 performance stock units at grant date fair market value assuming target performance levels):

% of 2016 Total Compensation
For Named Executive Officer Compensation

Compensation Aligned with Shareholder Interests. The Company’s compensation policies for 2016 continue to strongly emphasize alignment with shareholder returns. The pie chart above illustrates that approximately 74% of the average compensation for Sensient’s named executive officers (excluding change in pension values and including performance stock units at grant date fair market value assuming target performance levels) was based on achieving the Company’s performance goals under our annual management incentive plan and our long-term equity incentive plan. The amount of average executive compensation directly linked to Company performance has significantly increased since 2012 (when 22% of Sensient’s average executive compensation was performance based). The pie chart also illustrates that only 23% of the average compensation for Sensient’s named executive officers (excluding change in pension values and including performance stock units at grant date fair market value assuming target performance levels) consisted of base salary in 2016. A majority of the named executive officers’ compensation consists of at-risk, performance based long-term equity incentive awards (performance stock units) which align executive compensation with shareholder returns. Under Sensient’s compensation program, equity grants consist of stock awards that executives and directors generally cannot sell (even when fully vested, except in amounts intended to cover taxes) until retirement from Sensient except for executives aged 60 or over who sell pursuant to a Board-approved 10b5-1 plan. As a result, the interests of our executives and directors are fully aligned with the interests of our long-term shareholders because both this year’s performance stock unit awards and all of the stock accumulated by our executives and directors during their careers at Sensient are generally nontransferable until retirement.

Sensient’s Relative Performance and Chief Executive Officer Compensation. For those who wish to consider total shareholder return when evaluating chief executive officer compensation, the graph below compares Sensient’s one-year and annualized three-year and five-year total shareholder returns on Common Stock with the annualized total returns of the Standard & Poor’s 400 Specialty Chemicals index (of which Sensient is a component) and the median of Sensient’s peer group (which consists of the companies listed in the Comparable Company Data under the section “Compensation Committee Practices” below).

For the one year and five years ended December 31, 2016, Sensient’s total return to shareholders was in line with the returns earned by the Standard & Poor’s 400 Specialty Chemicals index and by the median of our peer group.  For the three years ended December 31, 2016, Sensient total return to shareholders significantly outperformed the returns earned by the Standard & Poor’s 400 Specialty Chemicals index and by the median of our peer group.

During 2016, Sensient’s total direct compensation (salary, annual cash incentive award and equity awards at target levels and based on grant date fair market values) for our Chief Executive Officer was at approximately the median of our peer group. Our Chief Executive Officer’s total compensation in 2016, as reported in the Summary Compensation Table, reflects the returns earned by shareholders over the one-, three- and five-year periods.

Sensient’s Executive Compensation Program Highlights. Sensient’s executive compensation program features the following shareholder favorable “best practices”:

Compensation Program Feature	Description
Pay for performance
Approximately 74% of the average 2016 total target direct compensation for our named executive officers is “pay at risk” that is contingent upon performance.  Since 2014, 100% of the long-term equity incentive awards to our executive officers consisted of performance stock unit awards.

“Hold-to-retirement” policy
With limited exceptions, executives are required to hold 100% of any additional net shares awarded in the future until the executive retires or is no longer employed by the Company and independent directors are required to hold at least 75% of any additional net shares awarded to them until the director retires from the Board.

Proactive engagement
In addition to our annual say-on-pay vote, our senior management engages directly with institutional shareholders and other key stakeholders throughout the year to gather feedback regarding our performance and executive compensation programs.

Performance measures	Performance measures for incentive compensation are closely linked to challenging strategic and near-term operating objectives, and are designed to create long-term shareholder value.
Compensation Committee membership and independent compensation consultant
Our Compensation Committee is composed entirely of independent, non- employee directors and engages an independent compensation consultant to perform an annual independent risk assessment of our executive compensation program.

Annual review and modification of executive compensation	Our Compensation Committee reviews and modifies executive compensation on an annual basis to achieve program objectives.
No discretionary or multi-year guaranteed bonuses	We have no discretionary bonuses and no multi-year guaranteed bonuses for any of our executive officers.
Pro ration of equity awards and annual cash incentive awards	We pro rate equity awards and annual cash incentive awards to executives who leave the Company due to retirement, death or disability during the applicable performance period.
No tax gross-ups	We do not have any tax gross-ups in any of our change of control agreements with any of our executive officers and we do not provide any tax gross-ups on perquisites to our named executive officers.
No equity repricing or exchange	Our equity incentive plans prohibit repricing or exchange of underwater stock options or stock appreciation rights.
No equity short sales, hedging or pledging	Our stock ownership guidelines explicitly prohibit short sales, hedging and pledging transactions involving our securities.
Double-Triggers
Our change of control agreements have a “double-trigger” such that benefits payable under such agreements are not paid unless a change in control is also accompanied by a qualifying termination of employment within 36 months.

Clawbacks
In the event of certain financial restatements as a result of misconduct by any former or current executive officer, the Compensation Committee has discretion to recover any bonus or other incentive-based or equity-based compensation received by the offending officer, and any profits realized by the offending officer from the sale of Sensient securities, during the 12-month period following the first public issuance or filing of the noncompliant financial document.

Stock ownership guidelines
Our Chief Executive Officer is required to hold shares of Common Stock equal to a multiple of six times his salary, any Senior Vice President is required to hold shares of Common Stock equal to a multiple of four times their salary and each other elected officer is required to hold shares of Common Stock equal to a multiple of two times their salary, within three years from an officer’s date of election (in each such case, including restricted stock and performance stock units). Our independent directors are required to hold at least 1,000 shares of Common Stock within a year following their initial election to the Board and shares with a value of at least five times the annual retainer for directors after five years of service on the Board (in each such case, excluding unexercised stock options but including restricted stock).

Executive Compensation Flows Directly from Sensient’s Business Strategies and Investments Focus on Value Creation, Primarily Over the Long Term. Our approach to executive compensation flows directly from our approach to value creation for the Company and our shareholders. Although all timeframes are relevant, Sensient is primarily focused on long-term investments both in our employees and through acquisitions and strategic capital investments in state-of-the-art facilities and equipment designed to produce the highest quality innovative products efficiently and with product safety and regulatory compliance in mind. Our equity compensation program and our robust stock ownership guidelines and hold-to-retirement policy are designed to align our executive compensation program with this long-term value creation focus.  We believe that the annual components of our executive compensation program do not detract from our focus on long-term value creation through innovation, acquisitions and strategic capital investments.

Compensation Processes and Procedures

The pages below discuss the Compensation Committee and the processes and procedures used by the Compensation Committee in reviewing and determining executive compensation.

The Compensation Committee

The Compensation Committee is composed entirely of independent, non-employee directors, as determined using New York Stock Exchange listing standards both for directors generally and for compensation committee members. The Committee oversees Sensient’s executive compensation programs and monitors incentives for risk-taking from compensation programs for all employees. See “Committees of the Board — Compensation and Development Committee” above for a description of the Committee’s responsibilities. This discussion and analysis is designed to assist your understanding of Sensient’s compensation objectives and philosophy, the Compensation Committee’s practices and the elements of compensation for the named executive officers.

Compensation Objectives and Philosophy

Sensient’s compensation program is designed:

•	to measure and reward performance by each of its executive officers and by the management team as a whole;

•
to align Sensient’s interests with the interests of executives and other employees through compensation programs that recognize individual contributions toward the achievement of corporate goals and objectives without encouraging the assumption of unnecessary or excessive risks;

•	to further link executive and shareholder interests through equity-based compensation and long-term stock ownership arrangements;

•	to attract and retain high caliber executive and employee talent; and

•	to encourage management practices, controls and oversight that prioritize ethical behavior and minimize the risks present in Sensient’s business.

The Committee determines specific compensation levels for Sensient’s executive officers based on several factors, including:

•	achievement of strategic and financial plans, and specific financial and performance targets without taking unnecessary or excessive risks;

•	each executive officer’s role and his or her experience and tenure in the position and with the Company;

•	the total salary and other compensation for the executive officer during the prior fiscal year; and

•	how the executive officer may contribute to Sensient’s future success.

In sum, the Committee intends that Sensient’s compensation programs both help the Company to attract and retain key executives and other employees, provide for effective succession planning and give the executive officers and other employees appropriate and meaningful incentives to achieve superior corporate and individual performance without undertaking unnecessary or excessive risks.

The Committee determines the amounts and mixture of compensation for Sensient’s executives based on the compensation design and other factors described above, including the philosophy of measuring and rewarding performance. Sensient reviews its compensation awards compared to compensation levels for comparable positions at Sensient’s stable peer group of competing public companies of similar size and complexity as well as published survey data, adjusted as described below (together, the “Comparable Company Data”), using regression analysis for the survey data because of differences in size between the comparable companies and the Company. This review is performed to ensure that Sensient’s compensation programs are reasonably applied and also to ensure that they are competitive for purposes of attracting and retaining key executives. The selection of our peer group and each material element of compensation are discussed further below.

Key elements of the executive compensation program directly link executive compensation to the Company’s performance and success in meeting specified financial goals and objectives. The Committee also considers other compensation and amounts payable to executive officers, including potential payments in a situation involving a change of control of the Company.

The Committee also recognizes that situations involving a potential change of control of a company can be very disruptive to all of its employees, including executive officers, because a change of control could affect the employees’ job security, authority or compensation. To help address the inherent potential conflict of interest between executive officers’ personal interests and other interests of the Company and its shareholders, since 1988 we have provided key decision-making officers with agreements that will help mitigate their concerns about such personal matters in the case of a change of control and thereby assure that management provides objective guidance to the Board and shareholders. As noted above, since 2010, these have been double-trigger agreements, requiring both change of control and loss of employment within three years. Change of control agreements can also help ensure that the management team stays intact before, during and after a change of control, thereby protecting the interests of not only the Company’s shareholders but also those of any acquirer.

Finally, as with most companies, the Company provides various other benefits to its employees, including its executive officers. Many of these benefits, such as health insurance, are provided on the same basis to all salaried employees. In many respects, the types and amounts of those benefits have historically been driven by reference to the Company’s past practices. The Committee regularly reviews these and other benefits, including special benefits or “perks,” for executive officers. In 2014, the Committee and Board eliminated all tax gross-up payments on perks paid to named executive officers.

Compensation Committee Practices

Each year the Committee conducts a review of the Company’s executive compensation program. As required by Section 14A of the Securities Exchange Act, since 2011, the Company obtained formal shareholder advisory votes regarding executive compensation at every Annual Meeting of Shareholders, and we will obtain a new advisory vote at the 2017 Annual Meeting of Shareholders. Subject to shareholder approval under Item 3 below, we will continue to obtain shareholder advisory votes annually thereafter. The Committee considers the results of the recent shareholder advisory votes regarding executive compensation in determining its ongoing compensation policies and decisions. To better understand the concerns of its shareholders and to give them an opportunity to make more specific recommendations, the Company initiated annual discussions of its compensation policies with some of its larger shareholders beginning in 2011 and, as a result of such discussions, the Company has initiated several key changes to its compensation practices. The Company’s executive compensation clawback policy, its higher executive and director stock ownership requirements, its revised policies generally requiring executives and directors to retain their Sensient stock ownership until retirement (which we believe to be unique within our peer group), its performance stock units, its modification of the performance metrics used to determine annual cash incentive awards, and its elimination of tax gross-ups from change of control agreements and from perks paid to named executive officers (each of which is described elsewhere in this proxy statement) were all influenced by the Company’s belief that these revisions would strengthen the alignment of the interests of our executives and directors with the interests of our shareholders and therefore should be viewed favorably by the Company’s shareholders and their advisors.

Generally, the Committee begins its consideration of annual cash and long-term equity incentive compensation at its Fall meeting in connection with its review of the Comparable Company Data discussed below. Final determinations of salaries, annual cash incentive awards and long-term equity incentive compensation awards are made at the Committee’s meeting, with concurrence by the Board, during its regular meeting in December. Generally, salary changes become effective on January 1 of the following year. Most restricted stock awards and all performance stock unit awards are granted effective as of the December meeting date. Sensient has not granted stock options to its executive officers in recent years (relying instead on awards of restricted stock prior to 2013, an equal mix of time-based restricted stock awards and performance stock unit awards in 2013 and 100% performance stock unit awards beginning in 2014).

As part of its annual review of the Company’s executive compensation program, the Committee retains a consultant who, among other things, prepares a report comparing Sensient’s executive compensation to the Comparable Company Data. The Comparable Company Data ordinarily includes information that is from the year prior to the date of the analysis.

Establishing a stable and appropriate peer group for the Company has been challenging because Sensient has few direct competitors of similar size that are publicly traded in the United States. The colors and flavors and fragrances industries are highly fragmented geographically and are diversified among product lines. In light of these challenges, Sensient has determined the appropriate peer group by considering:

•
companies of comparable size (based primarily on market capitalizations as of December 31, 2016, ranging from approximately $451 million to $9.7 billion with a median of $1.8 billion, most recently reported revenues ranging from approximately $728 million to $3.5 billion with a median of $1.8 billion and most recently reported operating incomes ranging from approximately $55 million to $714 million with a median of $206 million);

•	companies with which it competes for business (primarily in the specialty chemicals industry);

•	companies with significant international operations; and

•
companies with generally consistent financial performance or other business attributes (based primarily on gross, operating and net profits; gross, operating and net margins; full-time employees and total assets; and total shareholder return).

The peer group is reviewed annually and while companies are added or removed as circumstances warrant, the Compensation Committee believes it is beneficial to keep the peer group fairly stable from year to year for comparison purposes.

In October 2016, the Compensation Committee reviewed and updated the peer group by removing Aceto Corporation, Cambrex Corporation, Church & Dwight Co., Inc., FMC Corporation and McCormick & Company, Incorporated and by adding Chemtura Corporation, Edgewell Personal Care Company, Ferro Corporation, Rayonier Advanced Materials Inc. and USANA Health Sciences, Inc. The deletions from the peer group were made to remove companies that were acquired or that were deemed to have a market capitalization or revenue that was either too small or too large compared to Sensient.  The additions to the peer group were made to add companies from the chemicals and consumer products sectors with strong performance and appropriately sized revenues and market capitalizations compared to Sensient.

The Comparable Company Data included in the 2016 analysis that was considered by the Compensation Committee in making decisions for 2016 performance stock unit awards, 2017 base salaries and annual management incentive plan awards authorized in 2016 and based on performance in 2017 was based in part on published survey data of a broad group of public and private companies and in part on an analysis of the proxy statements of a peer group of 20 public companies. The peer group of 20 public companies included in 2016 was:

Albemarle Corporation	Ferro Corporation	Kraton Performance Polymers Inc.	Rayonier Advanced Materials Inc.

Cabot Corporation	H.B. Fuller Company	Minerals Technologies Inc.	Revlon, Inc.

Chemtura Corporation	Innophos Holdings Inc.	Nu Skin Enterprises, Inc.	A. Schulman, Inc.

Edgewell Personal Care Company	Innospec Inc.	OMNOVA Solutions Inc.	Stepan Company

Elizabeth Arden, Inc.	International Flavors & Fragrances Inc.	PolyOne Corporation	USANA Health Sciences, Inc.

This public company peer group is comparable to Sensient in complexity and market challenges. Sensient’s market capitalization, operating income and revenue ranked at the 85th, 51st and 31st percentiles of the peer companies, respectively.

The Compensation Committee has the sole authority to retain and terminate a compensation consulting firm to assist it in the evaluation of compensation of the Chief Executive Officer and other executives and employees of the Company and the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee is directly responsible for the oversight of the work of any compensation consulting firm retained by it to assist in compiling the Comparable Company Data. The Compensation Committee may select a compensation consultant only after taking into consideration all factors relevant to that person’s independence from management, including the following: (A) the provision of other services to the corporation or its affiliates by the person that employs the compensation consultant; (B) the amount of fees received from the corporation or its affiliates by the person that employs the compensation consultant, as a percentage of the total revenue of the person that employs the compensation consultant; (C) the policies and procedures of the person that employs the compensation consultant that are designed to prevent conflicts of interest; (D) any business or personal relationship of the compensation consultant with a member of the Committee; (E) any corporation stock owned by the compensation consultant; and (F) any business or personal relationship of the compensation consultant with an executive officer of the corporation.

As part of the process to retain Willis Towers Watson, the Compensation Committee evaluated the independence of that firm and its advisers by considering the factors listed above (among other factors that the Committee considered relevant). The Compensation Committee considered that the Company has also used Willis Towers Watson for certain other services and that the compensation to Willis Towers Watson for these other services for recent years has not exceeded $120,000 annually. On the basis of the Compensation Committee’s evaluation of the factors listed above, the Committee determined that the advisers’ relationships and other services did not create conflicts of interest and did not adversely affect Willis Towers Watson’s independence and advice.

The Company’s management assists the Compensation Committee in its determinations by helping compile and organize information, arranging meetings and acting as Company support for the Compensation Committee’s work. The Company’s management has no decision-making authority on the Compensation Committee. In reviewing the performance and establishing the compensation levels of other elected officers, the Compensation Committee also takes into account the recommendations of the Company’s Chief Executive Officer.

Components of Executive Compensation and Benefits Programs

The following table summarizes the components of our executive compensation and benefits programs for named executive officers. Each component is designed to align the interests of our named executive officers with the Company and our shareholders and is discussed in further detail below.

	Component	Type	Objective
1.	Base Salary	Fixed	- Attract and retain talented executives by providing base pay at market levels
2.	Annual Cash Incentive Plan Awards	Performance Based
-  Drive Company and individual annual performance

-  Focus on growing local currency adjusted earnings per share (60% weight), adjusted gross profit as a percentage of revenue (20% weight) and adjusted cash flow (20% weight)

3.	Long-Term Equity Incentive Awards	Performance Based (100% of 2016 awards)
-  Align executive officers’ interests with those of the Company and its shareholders over a three-year vesting period

-  Focus on Company’s operating performance in terms of adjusted EBIT growth (70% weight) and adjusted return on invested capital (30% weight) over a three-year performance period (January 1, 2017 – December 31, 2019)

4.	Retirement Benefits	Fixed	- Attract and retain talented executives by providing retirement benefits to executives that have contributed to the Company’s success over an extended period of time
5.	Other Benefits	Fixed	- Attract and retain talented executives by providing other benefits at market levels

The performance measures for the Annual Cash Incentive Plan and Long-Term Equity Incentive Awards are defined by the Committee and may include adjustments to the Company’s financial results calculated in accordance with GAAP.  The performance measures described above may be adjusted to remove the effect of foreign currency translation, restructuring costs, the impact of acquisitions and other items as defined by the Committee.  The Compensation Committee relied in part on a study of peer group performance in setting specific performance targets for both the annual cash incentive and the long-term equity incentive awards.

Base Salary

As with most companies, base salary is one of the key elements in attracting and retaining Sensient’s key officers. When determining the amount of base salary for a particular executive, the Committee considers prior salary (and the proposed percentage change in salary), job responsibilities and changes in job responsibilities, individual experience, demonstrated leadership, performance potential, Company and individual performance, retention considerations, years of service at Sensient, years in the officer’s current position, market data regarding salary changes for similar positions and the responsibilities of operating in a lean corporate environment. These factors ordinarily are not specifically weighted or ranked; instead, they are considered in a holistic way.

For 2016, the Committee began with market data (comprised of the Comparable Company Data) indicating that base salaries of executives at similar companies were generally expected to increase from 2015 levels by approximately 3%, and then determined actual base salaries for Sensient’s executives after considering management’s recommendations. The Company continues to believe that the unique skills and qualifications of its executive officers are important to the ongoing growth and success of the Company. The annual salary increase for 2015 to 2016 given to the named executive officers was between 0% and 4.9%.

Annual Incentive Plan Awards

Sensient maintains annual management incentive plans for its elected officers, business unit General Managers and other senior leaders. Annual incentive compensation is intended to provide cash-based incentives based upon achieving overall Company, group or divisional financial goals and to place a significant part of each elected officer’s total compensation at risk depending upon achievement of those goals. The Committee has discretion to reduce any award by up to 20% if the Committee determines a reduction to be appropriate, such as if the Committee determines that the executive caused the Company to take unnecessary or excessive risks.

For annual incentive awards issued in 2015 based upon the achievement of performance goals during 2016, performance was measured based on a weighted average of the Company’s achievement of three performance goals – local currency adjusted earnings per share (60% weight), adjusted gross profit as a percentage of revenue (20% weight) and adjusted cash flow (20% weight). For some officers, including three of the named executive officers as discussed below, the Company also used a measure of group operating profit, group revenue and group working capital levels.

Awards earned under the annual incentive plan in 2016, based upon targets set in December 2015, were as described in the table below:

Performance Goal	2016 Target (1) and Percentage of Target Award Earned	2016 Calculation (2)	Percentage Weight of Award Formula
Local currency adjusted earnings per share	$3.04 per share minimum, 30%; $3.27 per share target, 100%; $3.40 per share maximum, 200%	$3.30 per share	60%

Adjusted gross profit as a percentage of revenue	33.9% minimum, 30%; 34.0% target, 100%; 34.1% maximum, 200%	34.9%	20%

Adjusted cash flow	$145.0 million minimum, 0% $147.9 million, 30%; $152.2 million target, 100%; $155.1 million maximum, 200%	$192.4 million	20%

(1)
A minimum, target and maximum payment level were set for each performance goal for purposes of determining awards as shown above. 2016 performance below the minimum level would have resulted in no payment for that performance goal and 2016 performance equal to or above the maximum level would have resulted in a payment of 200% of the target award for that performance goal. When performance fell between various payment levels, interpolation was used to calculate the payment level.

(2)
The annual incentive plans provide that in comparing performance against the targeted Performance Goals, the Compensation Committee may exclude from the comparison any item that was not considered for the establishment of the Performance Goals and is related to an activity or event that is outside of the Company’s ordinary course of business as it deems appropriate, provided the exclusion does not cause the award to fail to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The Committee set the 2016 targets excluding restructuring and other costs, the impact of discontinued operations, the results of the European Natural Ingredients business (which the Company plans to sell) and the impact of foreign exchange rates.  These exclusions increased earnings per share by 56 cents, gross profit by 50 basis points and cash flow by $10 million in 2016.  The 2016 calculation of adjusted cash flow also excludes the impact of an accounts receivable securitization transaction, thereby decreasing the 2016 calculation of adjusted cash flow by $40 million.

In December 2016, Sensient issued annual cash incentive awards that are to be based upon the achievement of performance goals during 2017 and performance will be measured based upon a weighted average of the Company’s achievement of three performance goals – local currency adjusted earnings per share (60% weight), adjusted gross profit as a percentage of revenue (20% weight) and adjusted cash flow (20% weight). The annual cash incentive awards are subject to a target level for each of the three performance goals, with awards for the named executive officers in the range of 65% to 100% of annual base salary (depending on the officer’s position in the Company) paid if the target levels are achieved for each performance goal. Performance in excess of the targeted levels allows for an increased award, but awards are capped at 200% of the award at the targeted levels. Performance below the targeted levels can result in a proportional award, or no award at all if none of the minimum threshold levels are achieved. The particular targets and financial goals used are those that the Compensation Committee determines are important to achieving increased shareholder value over the long term without undertaking unnecessary or excessive risks. The Compensation Committee generally sets target award levels that keep Sensient’s levels at least competitive with its industry and provide meaningful incentives for superior performance.

Award targets under the annual incentive plan for 2017, based upon targets set on December 1, 2016, are as described in the table below.  In setting the targets below, the Compensation Committee established a target level of performance that was between the 50th and 75th percentiles of performance for our peer group.

Performance Goal	2017 Target (1) and Percentage of Target Award Earned	2016 Baseline (2)	Percentage Weight of Award Formula
Local currency adjusted earnings per share	$3.20 per share minimum, 30%; $3.43 per share target, 100%; $3.53 per share maximum, 200%	$3.21 per share	60%

Adjusted gross profit as a percentage of revenue	34.9% minimum, 0%; 35.4%, 30%; 35.65% target, 100%; 35.9% maximum, 200%	34.9%	20%

Adjusted cash flow	$192.4 million minimum, 0%; $196.3 million, 30%; $202.1 million target, 100%; $205.9 million maximum, 200%	$192.4 million	20%

(1)
Minimum, target and maximum payment levels are set for each performance goal for purposes of determining awards, as shown above. 2017 performance below the minimum level will result in no payment for that performance goal; 2017 performance equal to or above the maximum level will result in a payment of 200% of the target award level for that performance goal. Should performance fall between the various payment levels, interpolation will be used to calculate the payment level.

(2)
The 2016 Baseline for each performance goal is provided solely for comparison against the 2017 targeted Performance Goals. The annual incentive plans provide that in comparing performance against the targeted Performance Goals, the Compensation Committee may exclude from the comparison any item that was not considered for the establishment of the Performance Goals and is related to an activity or event that is outside of the Company’s ordinary course of business as it deems appropriate, provided the exclusion does not cause the award to fail to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The Committee set the 2017 targets excluding restructuring and other costs, the impact of discontinued operations, the results of the European Natural Ingredients business and the impact of foreign exchange rates. The 2016 Baseline figures noted in the table above are adjusted for these amounts using the actual 2016 foreign exchange rates. For purposes of measuring 2017 performance under the adjusted cash flow target, the impact of any 2017 accounts receivable securitization transactions will be removed.

The Company’s objective is to set incentive goals that are quantitative and measurable and that represent meaningful improvement from the prior year while still being capable of achievement at the “target” level. Each of these targets is an objective measure of performance that we believe is widely accepted by investors. After the end of the year, the Company compares Sensient’s performance against the goals for each of the performance measures to determine the amount (if any) that it pays the eligible executive officers under the annual management incentive plan applicable for the year, subject to Committee discretion to reduce the awards as described above. The Committee determined that these levels of annual incentive awards were appropriate based on analysis of the most recent Comparable Company Data. Nonetheless, the target percentage payout may vary from year to year. The amount Sensient pays will also increase or decrease from year to year in accordance with measuring performance against our target performance measures.

Messrs. Manning (Chairman, President and CEO) and Rolfs (CFO) received and will receive incentive compensation opportunities based upon the performance of the Company as a whole, rather than on the performance of any specific business unit of the Company. The incentive compensation of each of our Group Presidents is based 70% upon performance of the applicable Group and 30% on the performance of the Company as a whole.

Equity Awards

In recent years, Sensient has provided equity incentive compensation to its executive officers primarily through the Company’s 2007 Stock Plan. We believe that including a significant level of equity-based awards aligns the financial interests of our management with those of Sensient’s shareholders as well as with the long-term strategic objectives of the Company since the ultimate value of equity-based awards is tied to the value of Sensient’s stock over the long term and these awards provide executives with a further equity stake in the Company. This is especially true in light of the Company’s robust stock ownership and “hold-to-retirement” requirements for executives, discussed below.

Sensient’s long-term equity incentive compensation for its named executive officers in recent years has been composed entirely of restricted stock awards and performance stock units, with no stock options. The 2007 Stock Plan authorizes the Committee to make restricted stock grants that may include both time vesting and performance-based elements.  As discussed below, the proposed 2017 Plan will be substantially similar to the 2007 Stock Plan.

In December 2016, the Compensation Committee awarded performance stock units that are calculated based on future performance over a three-year performance period and which are based on a weighted average of two performance metrics – adjusted EBIT growth (70% weight) and adjusted return on invested capital (30% weight). The performance stock units, if earned, will vest (i.e., become freely transferable) after three years. If the individual’s employment terminates because of death, disability or retirement after reaching retirement age, before the end of the three-year performance period, a prorated portion of the performance stock units (calculated by dividing the number of full months of the performance period that the individual worked for the Company by thirty-six), if earned, will vest after three years.

Award targets under the performance stock unit awards granted in 2016 are as described in the table below.  In setting the targets below, the Compensation Committee established a target level of performance that was between the 50th and 75th percentiles of performance for our peer group.

Three-Year Performance Goal	2017-2019 Target (1) and Percentage of Performance Goal Earned	2016 Baseline (2)	Percentage Weight of PSU Award Formula
Adjusted EBIT growth	-5% Compound Annual Growth Rate (CAGR) on 2016 EBIT minimum, 0%; 0% CAGR on 2016 EBIT, 25%; 5% CAGR on 2016 EBIT target, 100%; 8% CAGR on 2016 EBIT maximum, 150%	$211.6 million	70%

Adjusted return on invested capital	25 basis points decrease on 2016 ROIC minimum, 0%; No change on 2016 ROIC, 25%; 25 basis points increase on 2016 ROIC target, 100%; 50 basis points increase on 2016 ROIC maximum, 150%	10.8%	30%

(1)
Each three-year performance goal for 2017-2019 is subject to a minimum, target and maximum level for purposes of determining any awards as shown above. Three-year performance below the minimum level would result in no award for that performance goal and three-year performance equal to or above the maximum level would result in an award of 150% of the target level for that performance goal. Interpolation will be used to calculate the award if the performance falls between the various levels.

(2)
The 2016 Baseline for each performance goal is provided solely for comparison and has been adjusted for the impact of restructuring and other costs, the impact of discontinued operations and the results of the European Natural Ingredients business.

For 2014, 2015 and 2016 performance stock unit awards, any executive officer whose employment with the Company terminates because of death, disability or retirement after reaching retirement age, prior to the end of the three-year performance period, will become vested in the full award determined pursuant to the formula multiplied by the number of full months elapsed since the beginning of the performance period divided by thirty-six, provided, however, that the Compensation Committee, in its sole discretion, may vest some or all of the remaining performance stock units eligible for vesting. If a change of control occurs during the three-year performance period, the Company will issue one share of stock per performance stock unit that could become vested assuming performance at 100% of target levels.

Since 2014, Sensient has issued 100% performance stock unit awards to its executive officers. Although we have recently modified the performance and vesting criteria for our equity awards, in future years, our Compensation Committee may grant equity awards using the same performance criteria as for the non-equity based cash incentive plan discussed above, using entirely different criteria, providing for time vesting without regard to any performance criteria or using any combination of these alternatives.

Stock Ownership Guidelines

Even when the restrictions have lapsed on equity awards, Sensient has long had written policies that generally require executive officers and independent directors to hold all of their Sensient stock until their retirement from Sensient. The Company’s stock ownership guidelines for elected officers are applicable within three years from an officer’s date of election and provide that the Chief Executive Officer should own stock with a value of at least six times his annual base salary, Senior Vice Presidents (currently Mr. Rolfs) should own stock with a value of at least four times their annual base salaries and other executive officers should own stock with a value of at least two times their annual base salaries (in each case ownership excludes unexercised stock options, but includes all restricted stock and performance stock units at the “target” payment amount). The policy also prohibits hedging transactions using Company stock, the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling. The guidelines also formalize Sensient’s “hold-to-retirement” policy for any additional net shares awarded by the Company in the future until the executive retires or is no longer employed by the Company, with the exceptions noted above for: (1) exercise and sales of shares from an option expiring within one year, (2) executives aged 60 or over who sell pursuant to a Board-approved Rule 10b5-1 plan and (3) sales of up to 50% of shares upon the vesting of restricted stock to permit payment of related federal and state income and payroll taxes.

The Company’s stock ownership guidelines for independent directors provide that independent directors should own at least 1,000 shares of Common Stock (excluding unexercised stock options but including restricted stock) within a year following a director’s initial election to the Board and shares with a value of at least five times the annual retainer for directors after five years of service on the Board. This policy includes a “hold-to-retirement from the Board” requirement for at least 75% of any additional net shares awarded to them, with exceptions for the sale of shares from the exercise of options expiring within one year or the sale of up to 50% of restricted shares upon vesting (to permit payment of related taxes) and also prohibits hedging transactions using Company stock, the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling. All of the Company’s directors and named executive officers comply with these robust stock ownership requirements and the Company’s policies against hedging, short selling and use of Company stock as collateral. As a result, the portion of an executive’s net worth invested in Sensient stock generally increases throughout the executive’s career, creating a strong alignment with the interests of our shareholders.

Based on publicly available information, we believe the combination of our robust stock ownership requirements and hold-to-retirement policy (with limited exceptions) is unique within our peer group.

Executive Compensation Clawback Policy

Sensient’s clawback policy, which became effective on January 1, 2012, provides for the recovery of equity-based and other incentive compensation from the offending officer(s) if Sensient is required to prepare an accounting restatement due to Sensient’s material noncompliance with any financial reporting requirements under the securities laws as a result of misconduct from a current or former executive officer. Under the clawback policy, the Compensation Committee has discretion to recover any bonus or other incentive-based or equity-based compensation received by the offending officer during the 12-month period following the first public issuance or filing of the noncompliant financial document and any profits realized by the offending officer from the sale of Sensient securities during that 12-month period. Although it appears possible that a three-year clawback policy will be required under future SEC regulations and NYSE listing standards called for by the Dodd-Frank Act, those specific requirements have not yet been adopted. The Company decided to adopt a clawback policy even before the SEC requirements become effective in order to minimize any investor concerns in this regard. If the SEC requirements become effective, we will amend our policy as necessary to comply with those requirements.

Retirement Benefits

See the description of Sensient’s supplemental retirement plan included in the compensation tables portion of this proxy statement.

Other Benefits

Sensient’s executive officers receive various other benefits in the same manner as other salaried employees. For example, the Company provides executive officers and salaried employees with health insurance, vacation and sick pay. For key executives Sensient has also provided other benefits, including automobiles, club memberships, financial planning and sometimes relocation assistance or other benefits.

Chief Executive Officer’s Employment Agreement

Mr. Paul Manning is the only officer of the Company who currently has an employment agreement. A description of certain terms of Mr. Paul Manning’s employment agreement is provided below.

Compensation for Mr. Paul Manning

Mr. Paul Manning has a new employment agreement with the Company that commenced on February 9, 2017.  The initial term of employment is three years, commencing on the effective date. The agreement provides for the payment of base salary (subject to annual adjustment by mutual agreement), plus bonus eligibility (with no guarantee that any bonus will be earned and paid), participation in incentive, savings and retirement plans and customary benefits. The agreement incorporates by reference a one-year non-competition covenant that will begin on the date Mr. Paul Manning ceases to serve as Chief Executive Officer.

For 2014, 2015 and 2016, Sensient’s principal corporate goals and objectives relevant to Mr. Paul Manning’s compensation were to achieve excellent overall financial performance and increased shareholder value by executing Sensient’s strategic plans, including strengthening Sensient’s management organization.

For 2014, 2015 and 2016, the Committee set Mr. Paul Manning’s base salary at $800,000, $840,000 and $875,000 per annum, respectively. Each amount was selected based on the evaluations described above and on Sensient’s overall financial performance and Mr. Paul Manning’s leadership role. In addition, for fiscal 2014, 2015 and 2016, his potential annual cash incentive award was 85% of base salary at “target” performance, which was somewhat below potential awards of other companies based on the Comparable Company Data. For 2014, 2015 and 2016 the target awards were based on a weighted average of the Company’s achievement of three performance goals – local currency adjusted earnings per share, adjusted gross profit as a percentage of revenue and adjusted cash flow.

Sensient granted Mr. Paul Manning 33,600 performance stock units in 2014, 35,400 performance stock units in 2015 and 34,900 performance stock units in 2016. The award for each year was based on Mr. Manning’s performance with respect to the year in which the award was granted in accordance with the evaluation described above. The criteria for equity compensation awards are discussed in the subsection above entitled “Equity Awards.”

For 2016, Mr. Manning also participated in the Company benefit plans available to other executive officers, including the SERP, the supplemental benefit plan and the deferred compensation plan. Mr. Manning’s participation in these retirement plans was on the same basis as other executive officers of the Company.

Sensient’s Chief Executive Officer typically receives a higher salary, a higher potential bonus and larger equity awards than our other executive officers, which is typical of companies included in the Comparable Company Data.

Mr. Manning’s employment agreement includes significant obligations upon early termination of employment (regardless of a change of control) without “cause” or for “good reason” as defined therein and as described below under “Potential Payments Upon Termination or Change of Control.”

Change of Control Agreements

The Company maintains change of control agreements with all of its elected executive officers, including the named executive officers. These agreements are customary in Sensient’s industry and help to attract and retain key executives in the event of a change of control. These agreements are not employment agreements and have no effect unless there is a change of control. For these purposes, a “change of control” ordinarily occurs if a person acquired 30% or more of Sensient’s Common Stock, a majority of Sensient’s Board consists of persons other than those nominated by the Board, or Sensient is a party to a merger, consolidation or sale of assets, or acquires the assets of another entity and Sensient’s owners have less than 50% of the Common Stock and voting power of the resulting entity.

Each of these agreements provides that in the event of a change of control, the Company will continue to employ the executive for a period of three years following the date of such change of control. During this period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the change of control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason.” (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.) If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of the executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under Sensient’s retirement and deferred compensation plans, which generally provide for full vesting if a change of control occurs. If terminated for cause, the Company will pay the executive his annual base salary through termination. If the executive’s employment is terminated by reason of death or disability, the Company will pay certain accrued obligations and other customary death or disability benefits. See “Tax Aspects of Executive Compensation” below. The Compensation Committee believes that these change of control benefits, as revised, are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty, and that protecting the executives in this way serves Sensient’s long-term best interests and the long-term best interests of shareholders. Sensient has established a so-called “Rabbi Trust” for the payments of the Company’s obligations in the event of a change of control.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to certain executive officers that is not “performance based” to $1 million annually per executive officer. Sensient’s stock plans have been designed so that outstanding stock option awards granted to the covered individuals meet Section 162(m) requirements for performance-based compensation. However, the Company has previously noted that there may be instances in which the Company determines that it cannot structure compensation to comply with these requirements and that, in those instances, the Compensation Committee may elect to structure elements of compensation to accomplish business objectives that are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of Sensient’s tax deduction for the compensation.

Other provisions of the Internal Revenue Code also can affect the decisions that Sensient makes. Under Section 280G of the Internal Revenue Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over annual compensation, determined by a five-year average. A company also loses its tax deduction for “excess” payments. Sensient’s change of control employment and severance agreements do not provide for tax gross-ups. See “Compensation Objectives and Philosophy” above.

In addition, the Internal Revenue Code imposes a surtax under Section 409A of the Internal Revenue Code under certain circumstances when deferred compensation is paid to current or former executive officers of publicly-held corporations. We have structured our benefit plans and agreements to comply with Section 409A of the Internal Revenue Code in order to avoid any adverse tax consequences on the Company or its executive officers as a result of the surtax under Section 409A.

Executive Compensation Tables (2014, 2015 and 2016)

Summary

The tables below summarize compensation to the Company’s Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers who were serving in those positions at the end of 2016.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)(8)	Total ($)
Paul Manning	2016	$875,000	$-	$2,703,354	$-	$1,144,245	$320,000	$100,937	$5,143,536
Chairman, President and	2015	840,000	-	2,300,646	-	714,000	-	137,612	3,992,258
Chief Executive Officer	2014	800,000	-	2,001,216	-	1,360,000	3,751,000	86,854	7,999,070
					-
Stephen J. Rolfs	2016	440,000	-	898,536	-	440,005	178,000	54,115	2,010,656
Senior Vice President	2015	419,430	-	903,361	-	272,630	119,000	62,620	1,777,041
and Chief Financial	2014	381,300	-	905,312	-	495,690	506,000	59,568	2,347,870
Officer

Michael C. Geraghty	2016	373,390	-	596,442	-	353,972	79,000	42,578	1,445,382
President, Color	2015	373,390	-	454,930	-	92,140	129,000	48,724	1,098,184
Group	2014	355,610	-	470,524	-	276,469	1,575,000	37,699	2,715,302

Gautam Grover	2016	340,000	60,750	$518,982	-	137,211	-	26,770	1,083,713
President, Flavors
Group

Robert Wilkins(1)	2016	266,705	-	518,982	-	156,648	-	62,506	1,004,841
President, Asia Pacific	2015	287,516	-	402,938	-	127,657	37,000	70,502	925,613
Group	2014	313,929	-	500,304	-	290,402	2,115,000	95,199	3,314,834

(1)
Mr. Wilkins is an Australia-based employee and the amounts listed above listed under the columns entitled “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” are delivered in Australian dollars. In calculating the U.S. dollar equivalent for items that are not denominated in U.S. dollars, the Company converts each payment into U.S. dollars based on an average exchange rate for the applicable year.

(2)	Includes amounts paid to Mr. Wilkins in 2015 for accrued and unused vacation, and amounts paid to Mr. Geraghty in each year for accrued and unused paid time off.

(3)	Includes 50% of the sign on bonus paid to Mr. Grover, the remaining 50% of which was paid to Mr. Grover upon the commencement of his employment with Sensient in 2015.

(4)
The amounts in the table reflect the grant date fair value of stock awards to the named executive officer. Accounting Standards Codification (“ASC”) 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock awards granted to employees based on the estimated fair market value of the equity awards at the time of grant. The ultimate values of the stock awards to the executives generally will depend on the future market price of our Common Stock and achievement of performance conditions, which cannot be forecasted with reasonable accuracy. With respect to performance stock units, the amounts in the table are based on the target number of awards. The value of the awards at the grant date if the maximum level of performance conditions were to be achieved under the performance stock units in 2016, 2015 and 2014, respectively, is as follows: Mr. Paul Manning — $4,055,031, $3,450,969 and $3,001,824; Mr. Rolfs — $1,347,804, $1,355,042 and $1,357,968; Mr. Geraghty — $894,663, $682,395 and $705,786; Mr. Grover — $778,473; and Mr. Wilkins — $778,473, $604,407 and $750,456.

(5)
Amounts shown represent the amounts earned under the Company’s annual management incentive plans with respect to the years indicated. The targets for each year were set in December of the preceding year. The amounts paid to these officers under the management incentive plans with respect to 2016 were based upon a weighted average of achievement of targeted levels of local currency earnings per share (60% weight), gross profit as a percentage of revenue (20% weight) and adjusted cash flow (20% weight). The amounts paid to these officers under the management incentive plans with respect to 2015 and 2014 were based upon a weighted average of achievement of targeted levels of local currency earnings per share (50% weight), gross profit as a percentage of revenue (30% weight) and adjusted cash flow (20% weight).  The amounts earned under the management incentive plans are capped at 200% of the award at the targeted level for each executive. See “Components of Executive Compensation and Benefits Program — Annual Incentive Plan Awards” above.

(6)
Represents the increase in the actuarial present value of pension benefits during the specified fiscal year and the above market earnings on nonqualified deferred compensation. For the continuing participants collectively, most of the changes in pension value for 2014, 2015 and 2016 were a result of decreases in long-term federal interest rates. The change in pension values for 2014 for Mr. Paul Manning was also a result of his promotion to President and Chief Executive Officer in 2014. The requirements for the calculation assume that vesting will occur and the calculation produces large numbers in the first year of participation and in a year with a significant increase in compensation even though he would not be eligible for any retirement benefit until 2030. The changes in pension value for 2014 for Messrs. Geraghty and Wilkins were a result of their first year of participation. This benefit will not increase as a result of compensation increases after 2015 (after 2016 for Mr. Rolfs) because the SERP was frozen by the Board in 2014. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding Sensient’s pension and deferred compensation plans.

(7)
Includes Company contributions under certain benefit plans and other arrangements for the named executive officers. These contributions are set forth in the following table. The Company’s ESOP and Savings Plan are qualified plans subject to government imposed annual limitations on contributions. The Company’s Supplemental Benefits Plan, which is a non-qualified plan, replaces benefits that cannot be provided by the qualified ESOP and Savings Plan because of these annual limitations. The amounts shown in the table below as contributed to the ESOP and Savings Plan which exceed the applicable annual limits were contributed to the Supplemental Benefits Plan. Non-U.S. employees (such as Mr. Wilkins) maintain the retirement benefits from their home country. The Company’s contribution to Mr. Wilkins’ superannuation fund, a portable defined contribution plan similar to an individual retirement account, is made in lieu of his participation in the ESOP and Savings Plan. The superannuation fund is not sponsored by the Company, however, the Company is required by Australian law to make an annual contribution in an amount equal to 9.5% of Mr. Wilkins’ annual base salary and award to the superannuation fund. The amounts related to retirement plan benefits listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” above are listed in the table below:

Retirement Plan Benefits

Name	Year	ESOP	Savings Plan	Superannuation Fund	Total
P. Manning	2016	$15,890	$63,560	$-	$79,450
	2015	22,000	88,000	-	110,000
	2014	13,950	55,800	-	69,750

S. J. Rolfs	2016	7,126	28,505	-	35,631
	2015	9,151	36,605	-	45,756
	2014	8,575	34,300	-	42,875

M. C. Geraghty	2016	4,655	18,621	-	23,276
	2015	6,499	25,994	-	32,493
	2014	5,863	23,453	-	29,316

G. Grover	2016	3,572	14,288	-	17,860

R. Wilkins	2016	-	-	25,337	25,337
	2015	-	-	32,944	32,944
	2014	-	-	50,136	50,136

(8)
Includes non-retirement plan benefits. The non-retirement plan benefits include financial planning, personal use of Company automobiles, an executive physical and reimbursement of club membership dues and expenses. The named executive officers did not receive any tax gross-ups related to various other benefits. The amounts listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” related to non-retirement plan benefits are listed in the table below:

Non-Retirement Plan Benefits

Name	Year	Financial Planning ($)	Automobile ($)	Executive Physical ($)	Club ($)	Tax Gross-Up Payments ($)	Total ($)
P. Manning	2016	$2,625	$14,222	$-	$4,640	$-	$21,487
	2015	2,525	15,469	-	9,618	-	27,612
	2014	2,500	14,604	-	-	-	17,104

S. J. Rolfs	2016	4,264	13,574	646	-	-	18,484
	2015	3,325	13,284	255	-	-	16,864
	2014	3,325	13,368	-	-	-	16,693

M. C. Geraghty	2016	5,000	14,302	-	-	-	19,302
	2015	2,520	13,711	-	-	-	16,231
	2014	-	8,383	-	-	-	8,383

G. Grover	2016	2,213	6,697	-	-	-	8,910

R. Wilkins	2016	-	37,169	-	-	-	37,169
	2015	-	37,558	-	-	-	37,558
	2014	-	45,063	-	-	-	45,063

Grants of Plan-Based Awards

As detailed above, Sensient provides incentive compensation to employees through its annual management incentive plans and its stock plans. The annual management incentive plans for elected officers provide annual cash payments to executives based upon achieving overall Company performance goals. The stock plans authorize the Compensation Committee to grant restricted stock and performance stock units to key employees. The Company has not granted stock options in recent years. The Committee makes annual decisions, typically in December of each year, regarding appropriate equity-based awards for each executive primarily based upon the Company’s financial performance and the executives’ levels of responsibilities. See “Components of Executive Compensation and Benefits Programs — Annual Incentive Plan Awards” and “Components of Executive Compensation and Benefits Programs — Equity Awards” above for descriptions of our annual management incentive plans and stock plans.

INCENTIVE PLAN AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Underlying Options (#)	Awards ($/Sh)	Awards (3)
P. Manning	12/1/16	$163,800	$910,000	$1,820,000	0	34,900	52,350	-	-	$-	$2,703,354
S. J. Rolfs	12/1/16	53,539	297,440	594,880	0	11,600	17,400	-	-	-	898,536
M. C. Geraghty	12/1/16	45,630	253,500	507,000	0	7,700	11,550	-	-	-	596,442
G. Grover	12/1/16	40,973	227,630	455,260	0	6,700	10,050	-	-	-	518,982
R. Wilkins	12/1/16	33,500	186,109	372,218	0	6,700	10,050	-	-	-	518,982

(1)
These are awards authorized by the Compensation Committee on December 1, 2016, under the annual cash-based management incentive plans, which provide for incentive payments conditioned upon the Company’s performance in 2017. The annual management incentive plans provide annual cash payments to executives based upon a weighted average of achieving overall Company local currency adjusted earnings per share (60% weight), adjusted gross profit as a percentage of revenue (20% weight) and adjusted cash flow (20% weight) goals as described above. These threshold, target and maximum amounts are all based on a percentage of 2017 salary assuming each named executive officer continues to be employed by Sensient through December 31, 2017.

(2)
These are awards authorized by the Compensation Committee on December 1, 2016, under the Company’s 2007 Stock Plan, which provide for incentive payments conditioned upon the Company’s performance over the 2017-2019 three-year period. These awards consist of performance stock units granted to the named executive officers, which become earned and vest after satisfaction of a weighted average of achieving two separate performance metrics consisting of (a) overall Company adjusted EBIT growth (70% weight) and (b) adjusted return on invested capital (30% weight).

(3)
The grant date fair value of each portion of the equity-based awards equaled the closing market price of our Common Stock on the December 1, 2016 grant date multiplied by the number of performance stock units (with each such unit representing one share of Common Stock) which number of units being equal to the number of shares of Common Stock issuable assuming achievement of the target performance criteria underlying the award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2016)

		Option Awards				Stock Awards (1)

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

P. Manning	12/6/12	-	-	$-	-	25,000	(2)	$1,964,500
	12/4/14	-	-	-	-	33,600	(3)	2,640,288
	12/3/15	-	-	-	-	35,400	(3)	2,781,732
	12/1/16	-	-	-	-	34,900	(3)	2,742,442
								$10,128,962

S. J. Rolfs	12/6/12	-	-	-	-	22,000	(2)	$1,728,760
	12/4/14	-	-	-	-	15,200	(3)	1,194,416
	12/3/15	-	-	-	-	13,900	(3)	1,092,262
	12/1/16	-	-	-	-	11,600	(3)	911,528
								$4,926,966

M. C. Geraghty	2/2/12	-	-	-	-	500	(2)	$39,290
	12/6/12	-	-	-	-	10,000	(2)	785,800
	12/4/14	-	-	-	-	7,900	(3)	620,782
	12/3/15	-	-	-	-	7,000	(3)	550,060
	12/1/16	-	-	-	-	7,700	(3)	605,066
								$2,600,998

G. Grover	12/3/15	-	-	-	-	7,000	(3)	$550,060
	12/1/16	-	-	-	-	6,700	(3)	526,486
								$1,076,546

R. Wilkins	12/6/12	-	-	-	-	15,000	(2)	$1,178,700
	12/4/14	-	-	-	-	8,400	(3)	660,072
	12/3/15	-	-	-	-	6,200	(3)	487,196
	12/1/16	-	-	-	-	6,700	(3)	526,486
								$2,852,454

(1)
The value indicated in the table of the restricted stock owned and of the performance stock units (assuming target levels of performance) held at the end of the Company’s last fiscal year is based on the $78.58 per share closing price of a share of Common Stock on December 31, 2016.

(2)
These awards consisted of 100% time-vesting restricted stock.  Except as described elsewhere in this proxy statement, restricted stock awarded before 2013 vests after completion of five years of service with the Company following the grant date or earlier in the event of an executive’s retirement at age 65 or greater.

(3)
These awards consisted of 100% performance stock units (assuming target levels of performance). These performance stock units are eligible to vest based upon the Company’s achievement of certain performance criteria based on EBIT growth and return on invested capital during a three-year performance period.  The actual number of shares earned will be determined and vest following the three-year performance period.

OPTION EXERCISES AND STOCK VESTED (2016)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (2)

P. Manning	-	$-	47,725	$3,800,862
S. J. Rolfs	2,125	93,139	29,470	2,376,678
M. C. Geraghty	-	-	6,960	541,070
G. Grover	-	-	-	-
R. Wilkins	6,000	294,190	23,265	1,884,221

(1)
The number of shares acquired on exercise relates to the exercise of stock options by the named executive officers. The value received upon exercise is based upon the difference between the value of Common Stock on the exercise date and the exercise price for the stock options.

(2)
Includes restricted stock awarded in 2011 that vested five years after their grant date, restricted stock awarded in 2013 that vested three years after their grant date and performance stock units awarded in 2013 that vested and converted into shares of Common Stock at 45% of the target award three years after their grant date. The value realized on vesting of restricted stock and conversion of performance stock units is based on the value of Common Stock on the vesting or conversion date, as applicable.

Defined Benefit Plans

Sensient Technologies Pension Benefits
Non-U.S. employees (such as Mr. Wilkins) maintain the retirement benefits in their home country. Sensient does not provide any defined benefit pension plans for the named executive officers other than the Supplemental Executive Retirement Plan described below.

Supplemental Executive Retirement Plan
Historically, Sensient offered a SERP to selected Sensient officers and key employees.  The SERP provides a non-qualified supplemental executive retirement benefit. As described below, in 2014 Sensient closed the SERP to new participants and froze the benefits payable to existing participants.

Following the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the SERP was amended to comply with the Section 409A requirements and to permit the SERP to make payments to satisfy FICA and other tax obligations prior to retirement. Generally, participants contribute to the SERP, in each year until death or retirement, an amount equivalent to a term insurance premium applicable to a life insurance benefit of two times the participant’s base salary in effect on the date of acceptance into the plan, unless all amounts were previously paid under a predecessor plan. A pre-retirement survivor income benefit equal to between 30% and 45% of the sum of base salary and 100% (50% for certain officers) of the highest annual cash incentive award paid since reaching a specified age for the participating named executive officers, payable for 20 years, is available to designated beneficiaries if the participant dies prior to retirement. Other than instances of death or disability, participants are not vested and are not eligible for any benefit until they reach a defined retirement age which is stated in terms of age and years of service.  Generally, participants are not eligible for a full benefit until age 62 and no benefits are vested prior to age 55. At the time of retirement, the participating named executive officer may continue the survivor income benefit or receive a supplemental retirement income benefit equal to between 30% and 45% of the sum of base salary and 100% (50% for certain officers) of the highest annual cash incentive award since reaching a specified age for the participating named executive officers, for 20 years, or an actuarially equivalent joint and survivor benefit. A participant may receive his retirement income benefit as a lump sum distribution by making an advance election. In the event of a change of control, lump sum distributions are required. The benefit obligations under the SERP are funded under Rabbi Trust B described below. All of the named executive officers, other than Mr. Grover who joined Sensient after the SERP was frozen and closed to new participants, now participate in the SERP. Mr. Paul Manning began participating in SERP on January 1, 2012. Under their respective agreements under the SERP, each of the participating named executive officers is entitled to 20 years of benefits, and the applicable percentages of pre-retirement survivor income benefits and supplemental retirement income benefits for the participating named executive officers are 35% for Mr. Manning and 30% for Messrs. Rolfs, Geraghty and Wilkins. The named executive officers also participate in the supplemental benefit plans described under “Nonqualified Deferred Compensation” below. The supplemental benefit plans are non-qualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The SERP was frozen effective December 31, 2016, with respect to Mr. Rolfs, and December 31, 2015, with respect to all other SERP participants, and, as a result, no further benefits will accrue under the SERP for any named executive officer after the applicable freeze date. Although no additional benefits accrue under the SERP for any compensation or service after the freeze date, the actuarial present value of these frozen future benefits will increase by a nominal amount each year primarily because the executive officer will be one year closer to retirement age. These future nominal increases in actuarial present value due to the passage of time will be listed under the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Summary Compensation Table.”

PENSION BENEFITS (Year-end 2016)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
P. Manning	SERP	6	$5,764,000	$-
S. J. Rolfs	SERP	19	2,431,000	-
M. C. Geraghty	SERP	4	1,783,000	-
R. Wilkins	SERP	12	1,803,000	-

(1)	The benefits for Messrs. Manning, Rolfs, Geraghty and Wilkins had not yet vested at year end.

Nonqualified Deferred Compensation

Eligible executives of the Company are entitled to defer up to 25% of their annual salary under the executive income deferral plan. Amounts deferred earn interest at the average interest rate on AAA rated corporate bonds and are payable upon retirement or over a 15-year period, unless the executive elects to receive an actuarially equivalent joint and survivor benefit, reduced by up to 20% depending upon the executive’s age at retirement. The Company also has a supplemental benefit plan which includes the supplemental ESOP benefit plan and the supplemental savings plan to replace benefits that cannot be allocated to the executives in the qualified ESOP and savings plan because of government imposed annual limitations. Each of these plans are nonqualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the ERISA. Information for each of the named executive officers is set forth below relating to nonqualified deferred compensation.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
P. Manning	$-	$96,750	$17,256	$-	$256,341
S. J. Rolfs	-	32,506	34,694	-	294,762
M. C. Geraghty	-	19,243	7,041	-	63,063
G. Grover	-	-	-	-	-
R. Wilkins	-	-	-	-	-

(1)	The amount included in this column for each named executive officer is included in such named executive officer’s compensation set forth in the “Summary Compensation Table” above.

The Company has established three so-called “Rabbi Trusts” by entering into trust agreements with a trustee to assure the satisfaction of the obligations of the Company under various plans and agreements to make deferred and other payments to certain of its past, present and future executives and directors, including the named executive officers. Rabbi Trust A requires the Company to deposit assets into (“fund”) the Trust in the event of a “Potential Change of Control” (as defined therein) in an amount sufficient to satisfy the Company’s expenses and obligations to Mr. Paul Manning, the other named executive officers and other executive officers under the Change of Control Employment and Severance Agreements with those individuals (except to the extent that those obligations consist of benefits covered by Rabbi Trust B). Rabbi Trust A is currently not funded except with a nominal amount of assets, and is currently revocable but will become irrevocable once it is funded. The Board may elect to fund Rabbi Trust A in whole or in part prior to the occurrence of a Potential Change of Control.

Rabbi Trust B was created to fund the Company’s expenses and obligations under various employee benefit plans, including four plans in which the named executive officers may participate: the SERP, the supplemental benefits plan and the executive and management income deferral plans. The Company makes annual contributions to Rabbi Trust B, which held approximately $56 million of assets as of December 31, 2016. Rabbi Trust B is irrevocable.

Rabbi Trust C was created to assure that payments to non-employee directors under the director retirement and deferred compensation plans described under “Director Compensation and Benefits” will not be improperly withheld. Rabbi Trust C is currently funded with a nominal amount, and is also funded from time to time as payouts are made under these plans, although the Company may elect to fund it at any time. Rabbi Trust C is irrevocable.

Each of the Rabbi Trusts will terminate upon the earlier of the exhaustion of the trust corpus or the final payment to the directors or executives pursuant to the respective plans and agreements covered thereby, and any remaining assets will be paid to the Company.

Potential Payments Upon Termination or Change of Control

Employment Agreement. As noted above, the Company has an employment agreement with Mr. Paul Manning, the Company’s Chief Executive Officer. Pursuant to the terms of this employment agreement, Mr. Paul Manning serves as the Company’s Chairman, President and Chief Executive Officer. The current term of this employment agreement is for a period of three years, ending on February 9, 2020 (the “Term”), and shall be renewable by mutual agreement. This employment agreement may be terminated with or without cause, by the Company or by Mr. Paul Manning, subject to the rights and obligations contained therein. During the Term, Mr. Paul Manning will receive an initial annual base salary of $910,000 and such salary shall be reviewed annually by the Compensation Committee based on Mr. Paul Manning’s performance and the Company’s compensation policies. In addition, Mr. Paul Manning will be eligible for an annual incentive bonus, payable in cash and/or equity, based on criteria determined by the Compensation Committee and shall receive benefits consistent with those received by other executive officers of the Company. For purposes of the agreement, “cause” means conviction of an act of fraud, theft or embezzlement or of other acts of dishonesty, gross misconduct, willful disclosure of trade secrets, gross dereliction of duty or other grave misconduct which is substantially injurious to Sensient. “Good Reason” for Mr. Paul Manning to resign would exist if Sensient reduced his base salary, assigned him inconsistent duties, reduced his powers or functions, transferred him outside of Milwaukee or otherwise materially breached the agreement.

The Company does not have employment contracts with its other executive officers (it does have contracts effective upon a change of control, as described below).

The following table describes the potential payments to Mr. Paul Manning upon a hypothetical termination without cause or by Mr. Manning for “Good Reason” on December 31, 2016. The actual amounts that may be paid upon such a termination can only be determined if it actually occurs.

Illustration of Employment Agreement Termination

Termination Benefits (3 x base salary & bonus)	Health and Other Benefit Plans (3 x annual benefits)	SERP (3 years’ service & age credit)	Total
$6,705,000	$109,460	$11,815,439	$18,629,899

Change of Control Agreements. In the event of a change of control of the Company, Mr. Paul Manning’s employment contract would be superseded by a Change of Control Employment and Severance Agreement as described above. The Company also has change of control agreements with certain of its executive officers (including each of the named executive officers).  See “Change of Control Agreements” above for further information about these agreements.

The following table describes the potential payments upon a hypothetical change of control of Sensient on December 31, 2016, followed by a qualifying severance where applicable. The actual amounts that may be paid upon such a change of control can only be determined if it actually occurs.

Executive	Severance Amount (1)	Pension Enhancement (2)	Value of Restricted Stock and/or Performance Stock Units That Vest Early (3)	Estimated Income Tax Gross-Up and Employee Benefits (4)	Estimated Excise Taxes, Grossed-Up For Other Taxes Thereon (4)	Total Estimated Payments
P. Manning	$6,705,000	$12,145,439	$10,128,962	$109,460	$-	$29,088,861
S. J. Rolfs	2,807,070	3,303,707	4,926,966	98,515	-	11,136,258
M. C. Geraghty	1,928,442	2,420,270	2,600,998	102,905	-	7,052,615
G. Grover	1,071,567	-	1,076,546	71,731	-	2,219,844
R. Wilkins	1,759,170	2,065,245	2,852,454	110,286	-	6,787,155

(1)	The severance amount is calculated as three times the sum of the executive’s base salary plus the highest annual bonus for the last five years or since reaching age 50, whichever is greater.

(2)
The pension enhancement is calculated based on the value of three additional years of employer contributions under Sensient’s benefit plans. The pension enhancement also includes calculation of the SERP benefits using the 2017 salary and the highest bonus paid as of December 31, 2016.

(3)
Performance stock units awarded in 2014, 2015 and 2016 are subject to accelerated vesting at target performance levels upon a change of control, whether or not followed by a qualifying severance, during their respective three-year performance period.

(4)	None of the Company’s change of control agreements provide for a tax gross-up of the related benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2016, with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by the Company’s shareholders	263,253	(1)	$28.45	(2)	915,902	(3)

Equity compensation plans not approved by the Company’s shareholders	-		-		-

Total	263,253	(1)	$28.45	(2)	915,902	(3)

(1)
Includes 14,667 outstanding options and 248,586 performance stock unit awards under the Company’s 2007 Stock Plan at their target value. The ultimate amount of performance stock units that could vest can range from 0 to 150% of target amount, or from 0 to 372,879 units. Excludes deferred shares, which have no exercise price.

(2)	Calculated based on 14,667 outstanding options, as performance stock units do not have an exercise price.

(3)
Includes the following as of December 31, 2016: (i) up to 626,617 shares of restricted stock and performance stock units that may be issued under the Company’s 2007 Stock Plan (after reserving 372,879 shares of Common Stock, the maximum shares that could be earned under outstanding performance stock unit awards); and (ii) up to 200,000 shares of deferred stock issuable under the 1999 Amended and Restated Directors Deferred Compensation Plan; and (iii) up to 89,285 shares that may be issued in the form of restricted stock under the Company’s 2012 Non-Employee Directors Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors to file initial reports of beneficial ownership (on Form 3) and reports of changes in beneficial ownership (primarily on Form 4 or in limited instances on Form 5) with the SEC and the New York Stock Exchange. SEC regulations require officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, and upon certifications from reporting persons who did not file year-end reports on Form 5 that no such reports were required, the Company believes that during the year ended December 31, 2016, all of its officers and directors complied with the Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

The Company’s Code of Conduct provides that, except with the prior knowledge and consent of the Company, directors and employees are not permitted to have a financial interest in a supplier, competitor or customer of the Company because of the potential conflicts of interest raised by such transactions. There is a limited exception for ownership of securities of less than 5% of the stock of a private company or of a publicly traded corporation unless the investments are of a size as to have influence or control over the corporation. The Company’s policies include no minimum size for this restriction on potential conflict of interest transactions. Actual or potential conflict of interest transactions or relationships are to be reported either to the Company’s Senior Vice President and Chief Financial Officer or a member of the corporate legal department. Waivers or exceptions for executive officers or directors may be granted only in advance and under exceptional circumstances and only by the Board or an appropriate committee thereof. They are also subject to the Company’s disclosure controls and procedures to ensure compliance with applicable law and exchange requirements.

Mr. John J. Manning (the Company’s Vice President, General Counsel and Secretary) is the brother of Mr. Paul Manning (the Company’s Chairman, President and Chief Executive Officer). Mr. John Manning received an annual salary in 2016 of $244,000 and participates in Sensient’s other executive and employee compensation programs on the same basis as other Company employees. The employment arrangement of Mr. John Manning was carefully considered and approved in advance by the Audit Committee and full Board in accordance with the Code of Conduct.

There were no other transactions since the beginning of 2016, and there are no proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which (a) any director, executive officer, director nominee, or immediate family member of a director, executive officer or nominee or (b) any holder of 5% or more of Common Stock or their immediate family members, had a direct or indirect material interest.

ITEM 2.

ADVISORY (NONBINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Sensient’s compensation policies and procedures are centered on a pay-for-performance philosophy, and we believe that they are strongly aligned with the long-term interests of our shareholders. Our compensation program is designed to attract, motivate and retain the key executives who drive our success. Compensation that measures and rewards performance, as well as alignment of that compensation with the interests of long-term shareholders, are key principles of our compensation program design. Although we have made and will continue to make refinements to our compensation program from time to time, these key principles have been unchanged for many years.

We believe that our corporate governance policies, including our executive compensation program, should be responsive to shareholder concerns. This principle is embodied in a non-binding, advisory vote that gives our shareholders the opportunity to approve the compensation of our named executive officers as disclosed in this proxy statement, including, among other things, our executive compensation objectives, policies and procedures. We currently hold these non-binding, advisory votes to approve executive compensation annually, so after the Meeting the next vote will occur at the 2017 Annual Meeting of Shareholders. This vote is intended to provide an overall assessment of our executive compensation program rather than to focus on any specific item of compensation. The Compensation Committee, and the Board as a whole, value the opinions of our shareholders and intend to take the outcome of this vote into account when considering future executive compensation arrangements. However, because the vote is advisory, it will not directly affect any existing compensation awards of any of our executive officers, including our named executive officers.

As discussed in the “Compensation Discussion and Analysis” section, above, our executive compensation program is designed:

•	to measure and reward performance from each of our executive officers and from the management team as a whole;

•
to align Sensient’s interests with the interests of executives and other employees through compensation programs that recognize individual contributions toward the achievement of corporate goals and objectives without encouraging unnecessary or excessive risks;

•	to further link executive and shareholder interests through equity-based compensation and long-term stock ownership arrangements;

•	to attract and retain high caliber executive and employee talent; and

•	to encourage management practices, controls and oversight that prioritize ethical behavior and minimize the risks present in Sensient’s business.

The application of these principles and our executive compensation philosophy, policies and procedures have resulted in a corporate culture that recognizes and rewards individual and team performance without encouraging unnecessary or excessive risk taking. We align the interests of shareholders and executives by linking a substantial portion of compensation to the Company’s performance. For example, approximately 74% of the average total 2016 compensation disclosed in the Summary Compensation Table for our named executive officers (excluding change in pension values and including performance stock units at grant date fair market value assuming target performance levels) consisted of either incentive payments that were subject to pre-established performance criteria or performance stock equity awards that are subject to future performance criteria. We have made and will continue to make refinements to our compensation program from time to time.

As described in the “2016 Highlights” section of our “Compensation Discussion and Analysis” section above, during 2016 our stock price increased from $62.82 to $78.58 per share, diluted earnings per share from continuing operations increased 18.1% to $2.74, adjusted earnings per share2 increased 5.2% to $3.21 and cash flow improved from $128.0 million to $222.5 million.  We increased our quarterly dividend to 30 cents per share and returned approximately $100 million of cash to our shareholders in 2016. The 2016 shareholder advisory vote showed strong shareholder support for our compensation program. In 2016, we awarded 100% performance stock equity awards under our annual equity award grants for executives, and we added a new independent director to our Board.

We encourage you to consider the detailed information provided in the “Compensation Discussion and Analysis” and in the Summary Compensation Table and the tables and other information that follow it. The Board and the Compensation Committee will review the advisory voting results and will take them into account in making future executive compensation decisions.

After reviewing the information provided above and in the other parts of this proxy statement, the Board asks you to approve the following advisory resolution:

RESOLVED, that Sensient’s shareholders hereby approve, on an advisory, nonbinding basis, the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.

This advisory vote will be approved if it receives the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote with respect to this proposal. Abstentions and broker non-votes will not affect the outcome of this proposal. If no voting specification is made on a properly executed and transmitted proxy card (excluding broker non-votes), the proxies named on the proxy card will vote “For” this resolution.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL APPROVING THE COMPENSATION PAID TO SENSIENT’S NAMED EXECUTIVE OFFICERS AS DISCLOSED HEREIN.

2 Adjusted earnings per share is a non-GAAP financial measure. See “Non-GAAP Financial Measures” under Item 7 of the Company’s Annual Report on Form 10-K for information regarding this measure and a reconciliation to the most directly comparable GAAP measure.

ITEM 3.

ADVISORY (NONBINDING) VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES REGARDING EXECUTIVE COMPENSATION

Sensient’s shareholders are entitled to cast an advisory vote at the Annual Meeting regarding how frequently shareholders should consider and cast an advisory vote to approve the compensation of our named executive officers. The choices are every year, every two years or every three years. While this is an advisory vote that is not binding on the Company or the Board of Directors, Sensient will consider the outcome of this vote when making its determination regarding how frequently the advisory vote regarding executive compensation will be held.

The Board of Directors values and encourages constructive dialogue with our shareholders on compensation and other important governance topics. The Board currently believes that providing shareholders with an advisory vote on our executive compensation philosophy, policies and procedures every year provides a meaningful opportunity for our shareholders to express their views and that continuing Sensient’s current practice of holding an advisory vote on an annual basis is preferable.

After reviewing the information provided above and in the other parts of this proxy statement, the Board of Directors asks you to give your advisory vote regarding the frequency of shareholder advisory votes to approve the compensation of Sensient’s named executive officers. You can give your advisory vote at the meeting or by indicating your preference on a physical proxy card, by phone or by Internet, which asks for your vote pursuant to the following resolution:

RESOLVED, that Sensient’s shareholders recommend that the advisory, nonbinding vote to approve the compensation of Sensient’s named executive officers be held every (CHECK ONE):

¨  1 year

¨  2 years

¨  3 years

¨  Abstain

The outcome of this advisory vote will be determined by whichever of the choices (every year, every 2 years or every 3 years) receives the greatest number of votes cast. Shares marked to indicate abstentions and broker non-votes will not affect the outcome of this proposal. Except for broker non-votes, if no voting specification is made on a properly transmitted proxy, the proxies named on the proxy will vote for a frequency of every 1 YEAR for future advisory votes regarding executive compensation pursuant to this resolution.

Note that the proxy provides for the four choices identified above. You are not voting to approve or disapprove the Board’s recommendation that the vote be held each year. You should check only one choice. The Board will consider the results of this advisory vote in determining the frequency of similar advisory votes in the future.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR HOLDING THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF SENSIENT’S NAMED EXECUTIVE OFFICERS EVERY 1 YEAR.

ITEM 4.

APPROVAL OF THE 2017 STOCK PLAN

The following summary of the 2017 Plan is qualified in its entirety by reference to the full text of the 2017 Plan, which is attached to this Proxy Statement as Appendix B.

General

The purpose of the 2017 Plan is to advance the interests of the Company by encouraging and providing the Company’s officers and key employees with the opportunity to acquire an equity interest in the Company, by enabling the Company to attract and retain the services of officers and key employees who have the potential to contribute to the Company’s success and by further aligning the interests of the Company, its officers and key employees with the Company’s shareholders.

Available Shares

The 2017 Plan is intended to replace the Company’s 2007 Stock Plan which terminates on April 25, 2017.  If the 2017 Plan is not approved by our shareholders, no awards will be granted under this plan and our Compensation Committee will not be able to grant awards to our officers and key employees, as the 999,496 shares currently available under the 2007 Stock Plan will be canceled and no longer be available for future issuance.

We may also continue to grant awards under our 1999 Amended and Restated Directors Deferred Compensation Plan (which has 200,000 shares available for future issuance) and our 2012 Non-Employee Directors Stock Plan (which has 89,285 shares available for future issuance).

The total number of shares of Common Stock reserved and available for issuance under the 2017 Plan will be 1,800,000, plus any future cancellations of shares issued under the 2017 Plan.  The total number of shares of Common Stock that may be issued pursuant to incentive stock options shall not exceed a maximum of 1,800,000.  No participant may be granted Awards under the 2017 Plan with respect to more than 500,000 shares of Common Stock (subject to adjustment) during any calendar year.

The following table presents issued but unexercised stock options, unvested restricted stock units and restricted stock, performance stock units, and common stock outstanding as of December 31, 2016:

	Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term
Stock Options not entitled to dividends or dividend equivalent rights	14,667	$28.45	0.9 years
Stock Options entitled to dividends or dividend equivalent rights	–	–	–
Unvested Time-Based Restricted Stock/Units	186,436	N/A	N/A
Unvested Performance Stock Units (at maximum)	372,879	N/A	N/A
Common Stock Outstanding	44,376,758	N/A	N/A

In the event of any change in the outstanding shares of Common Stock that occurs by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, spin-off, split-up, exchange of shares or other similar corporate change such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under the 2017 Plan, then the aggregate number and type of equity authorized for issuance under the 2017 Plan as well as the number, type and/or exercise price of equity subject to each outstanding Award shall be appropriately adjusted by the Committee.

Summary of Governance Features of the 2017 Plan

The Board and Compensation Committee believe that the 2017 Plan contains several features that are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

•	Not excessively dilutive to our shareholders
•	No liberal share counting or “recycling” of shares
•	No automatic share replenishment or “evergreen” provision
•	No repricing of stock options or SARs
•	No discounted or reload stock options or SARs
•	One-year minimum vesting requirements
•	No liberal change in control definition
•	No automatic acceleration of awards upon a change in control
•	No tax gross-ups

Administration

The 2017 Plan is administered by the Compensation and Development Committee of the Board of Directors described above (for ease of reference in this Item 4, we will call the Compensation and Development Committee of the Board of Directors simply the “Committee”). The Committee must consist of not less than two directors who are “non-employee directors” (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934) and who are “outside directors” (within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code). If each member of the Committee does not so qualify, the Committee must designate a subcommittee (each of the members of which does so qualify) to approve awards to particular individuals, including each of the named executive officers.

 Among other functions, the Committee has the authority to:

•	designate officers and key employees to receive Awards;
•	determine the type of Awards to be granted to participants;
•	determine the number of shares covered by such awards; and
•	set the terms and conditions of such awards (in the discretion of the Committee, the terms of awards may differ from participant to participant).

Subject to the express terms of the 2017 Plan, determinations and interpretations with respect to the 2017 Plan will be in the sole discretion of the Committee, whose determinations and interpretations will be binding on all parties.

Eligibility

Participants in the 2017 Plan are selected by the Committee from among those officers and key employees who are recommended for participation by the Company’s Chief Executive Officer and who, in the opinion of the Committee, are in a position to contribute materially to the Company’s continued growth and development and to its long-term financial success. The Committee’s designation of any person to receive an award does not require the Committee to designate such person to receive an award at any subsequent time. All officers and employees are eligible for consideration to receive awards under the 2017 Plan.  As of December 31, 2016, the Company employed 4,083 persons.

Effective Date

The 2017 Plan will become effective on the date it is approved by the shareholders of the Company, which is expected to occur on the date of the Meeting, April 27, 2017.

Terms of Awards

Restricted Stock. Shares of restricted stock granted to participants under the 2017 Plan will be subject to such restrictions as the Committee may impose.  The restrictions imposed on the shares may lapse separately or in combination at such time or times, or in such installments or otherwise, as the Committee may deem appropriate.  The Committee may condition the lapse of such restrictions on the passage of time, the attainment of specified performance goals or otherwise.  The Committee may impose a grant restriction which is related to one or more specified performance goals identified in the 2017 Plan so that the grant qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code. Except as otherwise determined by the Committee, upon termination of employment of a participant due to death, disability or for any other reason, during the applicable period of restriction, all restricted stock still subject to restriction shall be immediately and automatically forfeited to the Company.

The specified performance goals, referred to as Performance Goals, may consist of one or more of the following criteria, as determined by the Committee: (i) basic or diluted earnings per share; (ii) return on equity; (iii) return on invested capital; (iv) return on assets; (v) revenue or revenue growth; (vi) earnings before interest, taxes, depreciation and amortization; (vii) earnings before interest, taxes and amortization; (viii) operating income; (ix) gross profit or gross profit margin; (x) pre- or after-tax income; (xi) cash flow; (xii) cash flow per share; (xiii) net earnings; (xiv) economic value added (or an equivalent metric); (xv) share price performance; (xvi) total shareholder return; (xvii) improvement in or attainment of expense levels; (xviii) improvement in or attainment of working capital levels; (xix) debt management; or (xx) strategic and leadership goals (provided, however, that strategic and leadership goals must be (a) able to be objectively determined for each participant such that an award based in whole or part on strategic and leadership goals would not fail to qualify as “qualified performance based compensation” under Section 162(m) of the Code or (b) such goals are used solely by the Committee for the purposes of exercising its negative discretion). The specific Performance Goals may be, on an absolute or relative basis, established based on one or more of the above business criteria with respect to the Company or any one or more business units or product lines of the Company.  Performance targets are adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes, the effect of foreign currency translation or other extraordinary events not foreseen at the time the targets were set unless the Committee provides otherwise at the time of establishing the targets.

Prior to (and after) the lapse of the applicable restrictions on the restricted stock, shares of restricted stock are entitled to receive dividends (but only for restricted stock that is not subject to ongoing Performance Goals) and vote on the same basis as all other shares of outstanding Common Stock.  After the lapse of the applicable restrictions, the shares owned by elected officers will continue to be subject to our stock ownership guidelines for elected officers.  See “Equity Awards.”

Restricted Stock Units.  The Committee, at any time and from time to time, may grant restricted stock units to such participants and in such amounts as it shall determine.  An award of restricted stock units entitles the participant to receive shares of Common Stock at such future time and upon such terms and conditions as specified by the Committee in the agreement evidencing such Award.  The Committee may base restrictions upon the attainment of Performance Goals so that the Award qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.  The Committee may also base the restrictions upon such other conditions, restrictions and contingencies as the Committee may determine.  Except as otherwise determined by the Committee, upon termination of employment of a participant due to death, disability or for any other reason, during the applicable period of restriction, all restricted stock units still subject to restriction under the terms of the Restricted Stock Unit Agreement shall be immediately and automatically forfeited to the Company.

Stock Options.  The Committee may grant incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”) to eligible employees.  The exercise price for any option will not be less than one hundred percent of the fair market value of the shares on the date of grant.

The Committee may impose such restrictions on any option as it may deem advisable, except that the option must terminate no later than 10 years after the date of grant and the terms of any incentive stock option shall comply with the provisions of Internal Revenue Code Section 422.  Option restrictions may be based upon the attainment of Performance Goals or such other conditions, restrictions and contingencies as the Committee may determine.

Stock Appreciation Rights.  The Committee may grant stock appreciation rights (“SARs”) to eligible employees.  The exercise price for any SAR will not be less than one hundred percent of the fair market value of the shares on the date of grant.  The Committee may impose such restrictions on any SAR granted pursuant to this Plan as it may deem advisable, except that the SAR may have a maximum term of 10 years after the date of grant.  SAR restrictions may be based upon the attainment of Performance Goals or such other conditions, restrictions and contingencies as the Committee may determine.

Change of Control

In the event of a “Change of Control”, the Committee in its discretion and without the consent of any participant may, at the time an Award is made or any time thereafter, take one or more of the following actions:

(a)          provide for the acceleration of any time period relating to the exercise or vesting of the Award;

(b)          provide for the purchase or termination of the Award for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable;

(c)          adjust the terms of the Award in a manner determined by the Committee to reflect the Change of Control;

(d)          cause the Award to be assumed, or new rights substituted therefore, by another entity; or

(e)          make such other provision as the Committee may consider equitable and in the best interests of the Company.

The 2017 Plan includes in the definition of a “Change of Control” the following:

(a)          certain acquisitions by individuals or groups of beneficial ownership of 30% or more of either (i) the then outstanding shares of Common Stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

(b)          persons who, on December 1, 2016, constituted the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors on December 1, 2016, or whose appointment, election or nomination for election was previously so approved, cease to constitute a majority of the number of directors then serving;

(c)          certain transactions in which the Company is reorganized, merged or consolidated or all or substantially all of the assets of the Company are sold or otherwise disposed of; or

(d)          the shareholders of the Company approve a complete liquidation or dissolution of the Company.

Shareholder Rights

A participant has no rights to vote any shares of Common Stock covered by an Award until he or she has become the holder of record of such share(s).  Except as provided by the 2017 Plan with respect to stock dividends, (a) a participant shall have no rights to any dividends on restricted stock units, options or Stock Appreciation Rights until he or she shall have become the holder of record of the share(s) covered by such Award, and (b) a participant receiving an award of restricted stock that requires the achievement of Performance Goals may have dividends accrue on the restricted stock, but such dividends shall not be paid to the participant unless and to the extent that such Performance Goals have been achieved.

Transferability

Except as otherwise provided in a participant’s Award agreement, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, prior to vesting (or exercise in the case of options and SARs).  Shares acquired by elected officers upon exercise of options or vesting of restricted stock will continue to be subject to Sensient’s stock ownership guidelines for its elected officers.  See “Equity Awards.”

Amendment, Modification and Termination

The Board may at any time amend, alter, suspend, discontinue or terminate the Plan; provided, however, that shareholder approval of any amendment is required if otherwise required by (a) the Internal Revenue Code or any rules promulgated thereunder or (b) the listing requirements of the principal securities exchange or market on which the Common Stock is then traded (including in order to maintain the listing or quotation of the Common Stock thereon).  An amendment or termination of this Plan shall not adversely affect the rights of participants with respect to Awards previously granted, and all unexpired Awards shall continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

Withholding

The Company is entitled to withhold the amount of any tax attributable to any amount payable or shares of Common Stock deliverable under the 2017 Plan after giving the person entitled to receive such amount or shares of Common Stock notice as far in advance as practicable, and the Company may defer making any such payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction.  A participant may by written election, choose to pay all or a portion of the federal, state and local withholding taxes arising in connection with the lapse of restrictions on an Award or the exercise of an Award, by electing to (a) have the Company withhold shares of Common Stock received in connection with such benefit provided, however, that the amount to be withheld shall not exceed the Company’s minimum statutory federal, state and local tax withholding obligations for the participant (“Minimum Obligations”) associated with the transaction, (b) have the Company withhold up to 50% of the shares of Common Stock received in connection with such benefit provided that the participant can demonstrate that the participant holds previously owned shares of Common Stock (“Previous Shares”) equal to the difference between the amount withheld and the Minimum Obligations and that the Previous Shares have been held for a minimum of six months and the participant agrees to hold the Previous Shares for at least six months from the date of the election, (c) deliver up to 50% of other previously owned shares of Common Stock, having a Fair Market Value equal to the amount to be withheld provided that the shares have been held by the participant for a minimum of six months or (d) pay the withholding amount in cash.  The written election must be made on or before the date as of which the amount of tax to be withheld is determined.  The Fair Market Value of fractional shares of Common Stock remaining after payment of the withholding taxes shall be paid to the participant in cash.

Certain Federal Income Tax Consequences

The following is a brief summary of the Company’s understanding of the principal income tax consequences under the Internal Revenue Code of grants or awards made under the 2017 Plan based upon the applicable provisions of the Code in effect on the date hereof.

Restricted Stock.  A participant will not recognize income at the time an award of restricted stock is made under the 2017 Plan, unless the participant makes the election described below.  However, a participant who has not made the election will recognize ordinary income at the time the restrictions on the Common Stock lapse.  The ordinary income recognized will be in an amount equal to the fair market value of the restricted stock at such time.  A participant may elect, under Section 83(b) of the Code, within 30 days of the stock grant to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares (determined without regard to the restrictions) on such date over the amount, if any, paid for such shares.  The Company will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable.

The holding period to determine whether the participant has long-term or short-term capital gain or loss on a subsequent sale of the stock generally begins when the restriction period expires and the tax basis for such shares will generally be based on the fair market value of the shares on such date.  However, if the participant has made an election under Section 83(b), the holding period will commence on the date of grant and the tax basis will be equal to the fair market value of shares on such date (determined without regard to the restrictions).

Restricted Stock Units.  An individual who has been granted restricted stock units or performance shares will not recognize taxable income until the applicable award cycle expires and the individual is in receipt of the stock distributed in payment of the award, at which time such individual will realize compensation income equal to the full fair market value of the shares delivered.  The Company is generally entitled to an income tax deduction for any compensation income taxed to the participant.

Nonqualified Stock Options.  An optionee will not recognize taxable income at the time an NSO is granted.  Upon exercise of the NSO, an optionee will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise.  The amount of such difference will be a deductible expense to the Company for tax purposes.  On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares.  The tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.

Incentive Stock Options.  An optionee will not recognize taxable income at the time an ISO is granted.  Further, an optionee will not recognize taxable income upon exercise of an ISO if the optionee complies with two separate holding periods: shares acquired upon exercise of an ISO must be held for at least two years after the date of grant and for at least one year after the date of exercise.  However, the difference between the exercise price and the fair market value of the stock at the date of exercise will constitute an item includible in alternative minimum taxable income, and thereby may subject the optionee to the alternative minimum tax.  When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.

Ordinarily, an employer granting ISOs will not be allowed any business expense deduction with respect to stock issued upon exercise of an ISO.  However, if all of the requirements for an ISO are met except for the holding period rules set forth above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as long-term or short-term capital gain, depending upon the holding period of the shares.  (If the amount realized upon such disposition is less than the exercise price, the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares.)  The Company will be allowed a corresponding business expense deduction to the extent of the amount of the optionee’s ordinary income.

Stock Appreciation Rights.  A participant will not recognize taxable income at the time an SAR is granted.  Upon exercise of the SAR, the participant will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise.  The amount of such difference will be a deductible expense to the Company for tax purposes.  On a subsequent sale or exchange of shares acquired pursuant to the exercise of an SAR, the participant will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares.  The tax basis will, in general, be the fair market value of the shares on the date the shares were acquired pursuant to the exercise of the SAR.

Section 162(m) Limit on Compensation.  Section 162(m) of the Code limits the deduction the Company can take for compensation paid to the Company’s CEO and three other highest paid officers (other than the Company’s principal financial officer), determined as of the end of each year, to $1,000,000 per year per individual. However, certain performance-based compensation that meets the requirements of Section 162(m) does not have to be included as part of the $1,000,000 limit. The 2017 Plan is designed so that awards granted to the covered individuals may meet the Section 162(m) requirements for performance-based compensation if the awards are based upon the satisfaction of one or more pre-established performance goals.

Vote Required

Assuming that a quorum is present, the 2017 Plan will be approved if a majority of shares cast are voted in favor of approval.  Any shares not voted at the Meeting with respect to the 2017 Plan (whether as a result of broker non-vote or otherwise) will have no impact on the vote. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

THE BOARD RECOMMENDS A VOTE FOR THE 2017 PLAN. SHARES OF COMMON STOCK REPRESENTED AT THE ANNUAL MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE 2017 PLAN.

ITEM 5.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee, subject to shareholder ratification, has selected Ernst & Young LLP, certified public accountants, to audit the financial statements of the Company for the year ending December 31, 2017.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the Board consider it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for 2017. Assuming that a quorum is present, the selection of Ernst & Young LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Under Wisconsin law, any shares of Common Stock which are not voted on this matter at the Meeting (whether by abstention or otherwise) will have no effect on this matter. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2017. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE RATIFICATION OF SUCH APPOINTMENT.

ITEM 6.

OTHER MATTERS

Company management knows of no business which will be presented for action at the Meeting other than those items identified in the Notice of Annual Meeting. Pursuant to the Company’s Bylaws, written notice of any shareholder proposals to be presented at the Meeting must have been received by the Secretary no later than January 27, 2017. As no notice of any shareholder proposals was received, no business may be brought before the Meeting by any shareholders. If other matters are brought before the Meeting by the Board of Directors, it is intended that proxies will be voted at the Meeting in accordance with the judgment of the person or persons exercising the authority conferred by such proxies.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

The Company welcomes constructive comments or suggestions from its shareholders, both regarding its executive compensation program and regarding other corporate governance or business matters. In the event a shareholder desires to have a proposal formally considered at the 2018 Annual Meeting of Shareholders, which is expected to be held on April 26, 2018, and included in the proxy statement for that meeting, the proposal must be in writing and received by the Secretary of the Company on or before November 10, 2017, and must otherwise comply with the applicable rules of the SEC.

In addition, the Company’s Bylaws establish procedures for shareholder nominations for election of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Among other things, to bring business before an annual meeting or to nominate a person for election as a director at an annual meeting, a shareholder must give written notice to the Secretary of the Company not less than 90 days (and, in the case of nominations, not more than 120 days) prior to the third Thursday after the first Friday in the month of April next following the last annual meeting held. The notice must contain certain information about the proposed business or the nominee and the shareholder making the proposal as specified in the Bylaws. Nominations for election of directors must include a completed D&O questionnaire from the nominee and specified written affirmations and other materials as described in the Bylaws.

Under the Company’s Bylaws, appropriate shareholder proposals, including shareholder nominations for election of directors of the Company, will be presented at the 2018 Annual Meeting of Shareholders without inclusion in the proxy materials if such proposals are received by the Company no later than January 26, 2018.

Any shareholder interested in making a nomination or proposal should request a copy of the applicable Bylaw provisions from the Secretary of the Company or obtain them from the Company’s website (www.sensient.com), and send any such nomination or proposal to the Secretary of the Company at the Company’s executive offices at 777 East Wisconsin Avenue, 11th Floor, Milwaukee, Wisconsin 53202.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE REQUESTED TO VOTE ON A PHYSICAL PROXY CARD, BY PHONE OR BY INTERNET ACCORDING TO THE INSTRUCTIONS ON THE PROXY AS SOON AS POSSIBLE. IF YOUR SHARES ARE REGISTERED IN THE NAME OF A BROKER OR BANK, ONLY YOUR BROKER OR BANK CAN SUBMIT THE PROXY ON YOUR BEHALF. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO SUBMIT THE PROXY ON YOUR BEHALF.

UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, ADDRESSED TO THE SECRETARY OF THE COMPANY, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER WITHOUT CHARGE A COPY OF THE COMPANY’S 2016 ANNUAL REPORT AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND THE EXHIBITS TO THE 2016 ANNUAL REPORT.

By Order of the Board of Directors

John J. Manning
Secretary

Appendix A

SENSIENT TECHNOLOGIES CORPORATION
DIRECTOR SELECTION CRITERIA

Business Background, Skills and Experience

In order to be considered as a potential or continuing member of the Board of Directors of Sensient Technologies Corporation (the “Company”), candidates should have relevant business and industry skills and experience, including a background, demonstrated skills or experience in at least one of the following areas:

•	Substantial recent business experience at the senior management level, preferably as chief executive officer.

•	Recent leadership position in the administration of a major college or university.

•	Recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business.

•	Recent prior senior level governmental or military service.

•	Financial expertise or risk assessment, risk management or employee benefit skills or experience.

In addition, international experience in geographic areas which are significant to the Company is highly desirable.

The Board will consider the desirability of the continued service of directors who change their primary employment. Such directors are expected to tender their resignations to assist the Board in evaluating such desirability on a timely basis.

Personal

Candidates should possess strong personal attributes, including ability, unquestionable integrity and honesty, leadership, independence, interpersonal skills and strong moral values.

Candidates (other than the Chairman of the Board, President and Chief Executive Officer) should be independent of management and free of potential material conflicts with the Company’s interests.

NOTE: CANDIDATES ARE GENERALLY EXPECTED TO MEET THE INDEPENDENCE REQUIREMENTS RELATING TO DIRECTORS UNDER APPLICABLE LAWS AND REGULATIONS. NOMINEES ARE ALSO REQUIRED TO PROVIDE A WRITTEN AFFIRMATION THAT, AMONG OTHER THINGS, THE NOMINEE IS NOT AN EMPLOYEE, DIRECTOR OR AFFILIATE OF ANY COMPETITOR OF THE COMPANY.

Other

In considering any particular candidate, the Board will consider the following additional factors:

•	The candidate’s ability to work constructively with other members of the Board and with management.

•
Whether the candidate brings an appropriate mix of skills and experience that will enhance the diversity and overall composition of the Board. Directors should be selected so that the Board is a diverse body, with diversity reflecting gender, race, ethnicity, national origin and professional experience.

•
Whether the candidate is able to devote the time necessary to properly discharge his or her responsibilities.The Board will consider the number of other boards on which the candidate serves, and the likelihood that such other service will interfere with the candidate’s ability to perform his or her responsibilities to the Company.

Candidates will be considered without discrimination because of their race, religion, color, sex, age, national origin, disability, veteran or military status or any other characteristic protected by state, federal or local law.

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Appendix B

SENSIENT TECHNOLOGIES CORPORATION
2017 STOCK PLAN

Section 1	Establishment, Purpose and Effective Date of Plan.

1.1           Establishment.  Sensient Technologies Corporation, a Wisconsin corporation (the “Company”), hereby establishes the “SENSIENT TECHNOLOGIES CORPORATION 2017 STOCK PLAN” (the “Plan”) for officers and key employees.

1.2           Purpose.  The purpose of this Plan is to advance the interests of the Company by encouraging and providing the Company’s officers and key employees with the opportunity to acquire an equity interest in the Company, by enabling the Company to attract and retain the services of officers and key employees who have the potential to contribute to the Company’s success and by further aligning the interests of the Company, its officers and key employees with the Company’s shareholders.

1.3           Effective Date.  This Plan shall become effective on the date this Plan is approved by the shareholders of the Company at an annual meeting or special meeting in accordance with the Company’s Bylaws and applicable law (the “Effective Date”).

Section 2	Definitions.

2.1	Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:

(a)	“Award” means any Restricted Stock, Restricted Stock Unit, Option or Stock Appreciation Right grant, or any other benefit conferred under the terms of this Plan.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the Compensation and Development Committee of the Board.

(e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)
“Fair Market Value” means, as of any date of determination, the closing price of a share of Stock on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of Stock are traded or quoted at the relevant time) as reported on the composite list used by The Wall Street Journal for reporting stock prices, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale.

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(g)
“Option” means the right to purchase shares of Stock at a stated price pursuant to Section 9.  “Options” may either be “incentive stock options,” which meet the requirements of Code Section 422, or “nonqualified stock options,” which do not meet the requirements of Code Section 422.

(h)	“Participant” means any individual designated by the Committee as eligible to participate in this Plan.

(i)
“Performance Goals” means one or more of the following criteria, as determined by the Committee: (i) basic or diluted earnings per share; (ii) return on equity; (iii) return on invested capital; (iv) return on assets; (v) revenue or revenue growth; (vi) earnings before interest, taxes, depreciation and amortization; (vii) earnings before interest, taxes and amortization; (viii) operating income; (ix) gross profit or gross profit margin; (x) pre- or after-tax income; (xi) cash flow; (xii) cash flow per share; (xiii) net earnings; (xiv) economic value added (or an equivalent metric); (xv) share price performance; (xvi) total shareholder return; (xvii) improvement in or attainment of expense levels; (xviii) improvement in or attainment of working capital levels; (xix) debt management; or (xx) strategic and leadership goals (provided, however, that strategic and leadership goals must be (a) able to be objectively determined for each participant such that an award based in whole or part on strategic and leadership goals would not fail to qualify as “qualified performance based compensation” under Treas. Reg. 1.162-27(e) promulgated under Section 162(m) of the Code, or (b) such goals are used solely by the Committee for the purposes of exercising its negative discretion). The specific Performance Goals may be, on an absolute or relative basis, established based on one or more of the above business criteria with respect to the Company or any one or more business units or product lines of the Company.  Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes, the effect of foreign currency translation or other extraordinary events not foreseen at the time the targets were set unless the Committee provides otherwise at the time of establishing the targets.

(j)	“Period of Restriction” means the period during which all or part of an Award is forfeitable pursuant to Section 7 or Section 8.

(k)	“Restricted Stock” means Stock granted to a Participant pursuant to Section 7.

(l)	“Restricted Stock Unit” means a restricted stock unit granted to a Participant pursuant to Section 8.

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(m)	“Stock” means the Common Stock of the Company, par value of $0.10 per share.

(n)	“Stock Appreciation Right” or “SAR” means the right to receive a benefit that is based upon the appreciation in the value of Stock pursuant to Section 10.

2.2           Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender when used in this Plan shall include the feminine gender, the singular shall include the plural and the plural shall include the singular.

Section 3	Eligibility and Participation, Minimum Vesting Requirements.

3.1           Eligibility and Participation.  Participants in this Plan shall be selected by the Committee from among those officers and key employees of the Company and its subsidiaries, including subsidiaries organized, incorporated or acquired after adoption of this Plan, who are recommended for participation by the Company’s Chief Executive Officer and who, in the opinion of the Committee, are in a position to contribute materially to the Company’s continued growth and development and to its long-term financial success. The Committee’s designation of any person to receive an Award shall not require the Committee to designate such person to receive any future Award.

3.2           Minimum Vesting Requirements.  No Award will vest until at least twelve (12) months following the date of grant of such Award; provided, however, that up to five percent (5%) of the total number of shares of Stock reserved and available for issuance under Section 5.1 may be subject to Awards that do not meet such vesting requirements.

Section 4	Administration.

4.1	Administration. This Plan shall be administered by the Committee.

4.2           Powers and Authority of the Committee.  The Committee, by majority action, shall have complete and sole authority to:

(a)	designate officers and key employees to receive Awards;

(b)	determine the type of Awards to be granted to Participants;

(c)	determine the number of shares of Stock to be covered by Awards granted to Participants;

(d)
determine the terms and conditions of any Award granted to any Participant (which may, in the discretion of the Committee, vary from Participant to Participant), including provisions relating to the vesting of Awards over a period of time, upon the attainment of specified Performance Goals, or otherwise;

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(e)	interpret this Plan and apply its provisions, and prescribe, amend and rescind rules, regulations, procedures and forms relating to this Plan;

(f)	authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of this Plan;

(g)
amend any outstanding agreement relating to any Award, subject to applicable legal restrictions, Section 4.3 and, to the extent such amendment may adversely affect the Participant who entered into such agreement, the consent of such Participant;

(h)	prescribe the consideration for the grant of each Award and determine the sufficiency of such consideration; and

(i)
make all other determinations and take all other actions deemed necessary or advisable for the administration of this Plan and provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and its affiliates in connection with this Plan; but only to the extent that any of the foregoing are not contrary to the express provisions of this Plan. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of this Plan shall be final, binding and conclusive for all purposes and upon all persons. The Committee’s decisions need not be uniform and may be made selectively among Participants.

4.3           Repricing, Replacements and Buyouts Prohibited.   Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 5.3, neither the Committee nor any other person, directly or indirectly, may decrease the exercise price for any outstanding Option or SAR granted under this Plan nor cancel an outstanding Option or SAR granted under this Plan to the Company in exchange for cash, other Awards or an Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR without shareholder approval.

4.4           Composition of the Committee.  The Committee shall consist of not less than two directors. Each member of the Committee shall be a “nonemployee director” (within the meaning of Rule 16b-3 under the Exchange Act); provided, however, that in the event any Committee member is not a “nonemployee director,” then the Committee shall, with respect to any Award to be made to any Participant who is subject to Section 16 of the Exchange Act (“Section 16 Participant”), delegate its functions with respect to such Award to a subcommittee (of not less than two directors) which consists exclusively of members who are “nonemployee directors.” Further, the Committee may delegate to one or more senior officers of the Company any or all of the authority and responsibility of the Committee with respect to this Plan, other than with respect to Section 16 Participants. A majority of the members of the Committee (or subcommittee, as the case may be) shall constitute a quorum and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members.

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Section 5	Stock Subject to Plan.

5.1           Number.  The total number of shares of Stock reserved and available for issuance under this Plan shall initially be 1,800,000, plus any future cancellations of shares issued under this Plan.   The total number of shares of Stock that may be issued pursuant to incentive stock options shall not exceed a maximum of 1,800,000 shares. The number of shares of Stock reserved and available for issuance under this Plan shall be subject to adjustment upon occurrence of any of the events indicated in Section 5.3. No Participant may be granted Awards under this Plan with respect to more than 500,000 shares of Stock (subject to adjustment) during any calendar year. The shares to be issued under this Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose.

5.2           Unused Stock.  In the event any shares of Stock that are subject to an Award cease to be subject to such Award (whether due to expiration, cancellation, termination, forfeiture or otherwise) with such Stock being forfeited back to the Company, then the shares of Stock subject to such Award shall again become available for future Awards.  However, shares subject to an Award shall not again be made available for issuance under the Plan if such shares are: (a) shares tendered or withheld by the Company to pay the exercise price of an Award; (b) shares tendered or withheld by the Company to pay the withholding taxes related to an Award; or (c) shares repurchased by the Company using option proceeds.  If a stock-settled SAR is exercised, the number of shares deemed to have been issued under the Plan shall be the number of shares of common stock that were subject to the Award or portion thereof so exercised and not the net number of shares of common stock actually issued upon such exercise.

5.3           Adjustment in Capitalization.  In the event of any change in the outstanding shares of Stock that occurs by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, spin-off, split-up, exchange of shares or other similar corporate change such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, then the aggregate number and type of equity authorized for issuance under this Plan as well as the number, type and/or exercise price of equity subject to each outstanding Award shall be appropriately adjusted by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In such event, the Committee shall also make appropriate adjustments in the number of shares of Stock authorized for issuance under this Plan and make such other adjustments as it deems necessary or appropriate so as to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan.

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Section 6	Duration of Plan.

This Plan shall remain in effect, subject to the Board’s right to earlier terminate this Plan pursuant to Section 14, until all shares of Stock subject to it shall have been purchased or acquired pursuant to the provisions of this Plan. Notwithstanding the foregoing, no Award may be granted under this Plan on or after the tenth (10th) anniversary of the Effective Date.

Section 7	Restricted Stock.

7.1           Grant of Restricted Stock.  Subject to the provisions of Sections 5 and 6, the Committee, at any time and from time to time, may grant shares of Restricted Stock to such Participants and in such amounts as it shall determine. Each grant of Restricted Stock shall be evidenced by a written agreement (“Restricted Stock Agreement”).

7.2           Other Restrictions.  The Committee shall, in the terms and conditions of the Restricted Stock Agreement, impose such restrictions on any shares of Restricted Stock granted as it may deem advisable (including restrictions under applicable Federal or state securities laws), and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. The restrictions may be based upon the attainment of Performance Goals so that the Award qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.  The Committee may also base the restrictions upon any other conditions, restrictions and contingencies as the Committee may determine.

7.3           Registration.  Any Restricted Stock granted under this Plan to a Participant may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under this Plan to a Participant, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions and restrictions applicable to such Restricted Stock. In the event such Restricted Stock is issued in book-entry form, the depository and the Company’s transfer agent shall be provided with notice referring to the terms, conditions and restrictions applicable to such Restricted Stock, together with such stop-transfer instructions as the Committee deems appropriate.

7.4           Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment of a Participant due to death, disability or for any other reason, during the applicable Period of Restriction, all shares of Restricted Stock still subject to restriction under the terms of the Restricted Stock Agreement shall be immediately and automatically forfeited to the Company.

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7.5           Voting Rights.  During any applicable Period of Restriction, Participants holding shares of Restricted Stock granted under this Plan may exercise full voting rights with respect to those shares.

7.6           Dividends and Other Distributions.  During any applicable Period of Restriction, but subject to Section 21.2, Participants holding shares of Restricted Stock granted under this Plan shall be entitled to receive all dividends and other distributions paid with respect to those shares while they are so held (but only for Restricted Stock that is not subject to ongoing Performance Goals). If any such dividends or distributions are paid in shares of Stock, the shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

7.7           Nontransferability of Restricted Stock.  No shares of Restricted Stock granted under this Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, until the termination of the applicable Period of Restriction covering such shares of Restricted Stock. All rights with respect to the Restricted Stock granted to a Participant shall be exercisable during his lifetime only by such Participant.

Section 8	Restricted Stock Units.

8.1           Grant of Restricted Stock Units.  Subject to the provisions of Sections 5 and 6, the Committee, at any time and from time to time, may grant Restricted Stock Units to such Participants and in such amounts as it shall determine. An Award of Restricted Stock Units shall entitle the Participant to receive shares of Stock at such future time and upon such terms and conditions as specified by the Committee in the agreement evidencing the grant of such Award (the “Restricted Stock Unit Agreement”).  The Committee may, in its sole discretion, permit a Participant to defer receipt of Stock underlying a Restricted Stock Unit Award upon such terms and conditions as determined by the Committee and set forth in a Restricted Stock Unit Agreement.

8.2           Other Restrictions.  The Committee shall, in the terms and conditions of the Restricted Stock Unit Agreement, impose such restrictions on any Restricted Stock Units granted as it may deem advisable (including restrictions under applicable Federal or state securities laws). The restrictions may be based upon the attainment of Performance Goals so that the Award qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Code.  The Committee may also base the restrictions upon such other conditions, restrictions and contingencies as the Committee may determine.

8.3           Voting, Dividend & Other Rights. Participants granted Restricted Stock Units shall not be entitled to vote or to receive dividends until they become owners of the shares of Stock pursuant to the terms and conditions of their Restricted Stock Unit Agreements.

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8.4           Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment of a Participant due to death, disability or for any other reason, during the applicable Period of Restriction, all Restricted Stock Units still subject to restriction under the terms of the Restricted Stock Unit Agreement shall be immediately and automatically forfeited to the Company.

8.5           Nontransferability of Restricted Stock Units.  Except as otherwise provided in a Participant’s Restricted Stock Unit Agreement, no Restricted Stock Units granted under this Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, until the termination of the applicable Period of Restriction covering such Restricted Stock Units.

Section 9	Options.

9.1           Grant of Options.  Subject to the provisions of Sections 5 and 6, the Committee, at any time and from time to time, may grant Options to such Participants and in such amounts as it shall determine. The Committee shall specify at the time of grant whether an Option is an incentive stock option or a nonqualified stock option.  Each Option grant shall be evidenced by a written agreement (the “Option Agreement”).

9.2           Exercise Price.   For each Option, the Committee will establish the exercise price, which may not be less than the Fair Market Value of the shares of Stock subject to the Option as determined on the date of grant.

9.3           Terms and Conditions of Options.   The Committee shall, in the terms and conditions of the Option Agreement, impose such restrictions on any Option granted as it may deem advisable (including restrictions under applicable Federal or state securities laws), except that the Option must terminate no later than 10 years after the date of grant and the terms of any incentive stock option shall comply with the provisions of Code Section 422.  Option restrictions may be based upon the attainment of Performance Goals or such other conditions, restrictions and contingencies as the Committee may determine.

9.4           Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment of a Participant due to death, disability or for any other reason prior to vesting, the unvested portion of the Option grant shall be immediately and automatically forfeited to the Company.

9.5           Nontransferability of Options.  Except as otherwise provided in a Participant’s Option Agreement, no Options granted under this Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, prior to their exercise.

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Section 10	Stock Appreciation Rights (SARs).

10.1         Grant of SARs.  Subject to the provisions of Sections 5 and 6, the Committee, at any time and from time to time, may grant SARs to such Participants and in such amounts as it shall determine. Each SAR grant shall be evidenced by a written agreement (the “SAR Agreement”).

10.2         Exercise Price.   For each SAR, the Committee will establish the exercise price, which may not be less than the Fair Market Value of the shares of Stock subject to the SAR as determined on the date of grant.

10.3         Terms and Conditions of SARs.   The Committee shall, in the terms and conditions of the SAR Agreement, impose such restrictions on any SAR granted as it may deem advisable (including restrictions under applicable Federal or state securities laws), except that the SAR must terminate no later than 10 years after the date of grant.  SAR restrictions may be based upon the attainment of Performance Goals or such other conditions, restrictions and contingencies as the Committee may determine.  The Committee may determine to pay SARs in cash, in shares of Stock (stock-settled SARs) or in a combination of cash and shares.  Only shares of Stock issued pursuant to the exercise of stock-settled SARs shall be counted against the limits provided in Section 5.1.

10.4         Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment of a Participant due to death, disability, or for any other reason, prior to vesting, the unvested portion of the SAR grant shall be immediately and automatically forfeited to the Company.

10.5         Nontransferability of SARs.  Except as otherwise provided in a Participant’s SAR Agreement, no SARs granted may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, prior to their exercise.

Section 11	Beneficiary Designation.

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his estate.

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Section 12	Rights of Employees.

Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time nor confer upon any Participant any right to be employed by the Company for any period of time or at all.

Section 13	Change of Control.

13.1
In order to preserve a Participant’s rights under an Award in the event of a “Change of Control” (as hereinafter defined), the Committee in its discretion and without the consent of the Participant may, at the time an Award is made or any time thereafter, take one or more of the following actions:

(a)	provide for the acceleration of any time period relating to the exercise or vesting of the Award;

(b)
provide for the purchase or termination of the Award for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable;

(c)	adjust the terms of the Award in a manner determined by the Committee to reflect the Change of Control;

(d)	cause the Award to be assumed, or new rights substituted therefore, by another entity; or

(e)	make such other provision as the Committee may consider equitable and in the best interests of the Company.

13.2	A “Change of Control” of the Company means:

(a)
the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section; or

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(b)
individuals who, as of December 1, 2016, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to December 1, 2016, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)
consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination:

(i)
all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii)
no Person (excluding any employee benefit plan (or related trust) of the Company or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

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(iii)
at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(d)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Section 14	Amendment, Modification and Termination of Plan.

14.1         Amendments and Termination.  The Board may at any time amend, alter, suspend, discontinue or terminate this Plan; provided, however, that shareholder approval of any amendment of this Plan shall be obtained if otherwise required by (a) the Code or any rules promulgated under the Code (including, without limitation, to take advantage of the "performance-based compensation" exception to Code Section 162(m) or to comply with the requirements of Code Section 422 with respect to ISOs), or (b) the listing requirements of the principal securities exchange or market on which the Stock is then traded (including in order to maintain the listing or quotation of the Stock thereon). An amendment or termination of this Plan shall not reduce the vested value of any issued and outstanding Award as of the date of the amendment or termination.

14.2         Waiver of Conditions.  The Committee may, in whole or in part, waive any conditions or other restrictions with respect to any Award granted under this Plan.

Section 15	Taxes.

The Company shall be entitled to withhold the amount of any tax attributable to any amount payable or shares of Stock deliverable under this Plan after giving the person entitled to receive such amount or shares of Stock notice as far in advance as practicable.  The Company may also defer making any such payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction. A Participant may by written election, elect to pay all or a portion of the federal, state and local withholding taxes arising in connection with the lapse of restrictions on an Award or the exercise of an Award, by electing to (a) have the Company withhold shares of Stock received in connection with such benefit, provided that the amount to be withheld shall not exceed the Company’s minimum statutory federal, state and local tax withholding obligations for the Participant (“Minimum Obligations”) associated with the transaction, (b) have the Company withhold up to 50% of the shares of Stock received in connection with such benefit provided that the Participant can demonstrate that the Participant holds previously owned shares of Stock (“Previous Shares”) equal to the difference between the amount withheld and the Minimum Obligations and that the Previous Shares have been held for a minimum of six months and the Participant agrees to hold the Previous Shares for at least six months from the date of the election, (c) deliver up to 50% of other previously owned shares of Stock, having a Fair Market Value equal to the amount to be withheld provided that the shares have been held by the Participant for a minimum of six months, or (d) pay the withholding amount in cash.  The written election must be made on or before the date as of which the amount of tax to be withheld is determined. The Fair Market Value of fractional shares of Stock remaining after payment of the withholding taxes shall be paid to the Participant in cash.

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Section 16	Indemnification.

Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company regarding any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws (as either may be amended and/or restated from time to time), as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 17	Miscellaneous.

Any Award may also be subject to other provisions (whether or not applicable to any Award made to any other Participant) as the Committee determines appropriate, including provisions for:

(a)	restrictions on resale or other disposition of financed shares; and

(b)	compliance with federal or state securities laws and stock exchange or market requirements.

Section 18	Requirements of Law.

18.1         Requirements of Law.  The Plan, the granting and exercising of Awards under this Plan, and the other obligations of the Company under the Plan, shall be subject to all applicable foreign, Federal and State laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any foreign, Federal or State law, rule or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules, or regulations; and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards, and neither the Company nor its directors or officers shall have any obligation or liability to any Participant with respect to any Award (or Stock issuable under any Award) that shall lapse because of such postponement.

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18.2         Governing Law.  This Plan, and all agreements under it, shall be construed in accordance with and governed by the laws of the State of Wisconsin.

18.3         Code Section 409A.  Awards issued under the Plan are intended to comply with the requirements of, or an exception to, Code Section 409A. Accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith.  To the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant's separation of service (within the meaning of Code Section 409A) shall instead be paid on the first payroll date after the six-month anniversary of the Participant's separation from service (or the Participant's death, if earlier).  Neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Code Section 409A, and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.  If there is any conflict between this Section 18.3 and any other provision of the Plan or any agreement or ancillary document created pursuant to the Plan, this Section 18.3 shall govern.

Section 19	No Limitation on Compensation; No Impact on Benefits.

19.1         No Limitation on Compensation.  Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner that is not expressly authorized under the Plan.

19.2         No Impact on Benefits.  Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

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19.3         No Right to be Selected as a Participant.  No person shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

Section 20	No Constraint on Corporate Action.

Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets or (b) to limit the right or power of the Company or any of its affiliates to take any action which such entity deems to be necessary or appropriate.

Section 21	Shareholder Rights.

21.1         Voting.  A Participant shall have no rights to vote any shares of Stock covered by an Award until he shall have become the holder of record of such share(s).

21.2         Dividends.  Except as provided by Section 5.3 with respect to stock dividends, (a) a Participant shall have no rights to any dividends on Restricted Stock Units, Options or Stock Appreciation Rights until he shall have become the holder of record of the share(s) of Stock covered by such Award, and (b) a Participant receiving an award of Restricted Stock that requires the achievement of Performance Goals may have dividends accrue on the Restricted Stock, but such dividends shall not be paid to the Participant unless and to the extent that such Performance Goals have been achieved.

Section 22	Blue-Pencil.

If any provision of this Plan is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

Section 23	Unfunded Plan.

This Plan is an unfunded Plan and participants in the Plan shall have the status of unsecured creditors of the Company with respect to the Plan.

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Section 24	Headings and Captions.

The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

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Shareowner Services SENSIENT P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: □  TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.  TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote "FOR" all Nominees listed in Item 1, "FOR" Items 2, 4 and 5, and for a "1 Year" Frequency in Item 3. 1. Election of directors: 01 Hank Brown □ □ □ 07 Paul Manning □ □ □ 02 Joseph Carleone □ □ □ 08 Deborah McKeithan-Gebhardt □ □ □ Please fold here - Do not separate ^^^ 03 Edward H. Cichurski □ □ □ 09 Scott C. Morrison □ □ □ 04 Fergus M. Clydesdale □ □ □ 10 Elaine R. Wedral □ □ □ 05 Mario Ferruzzi □ □ □ 11 Essie Whitelaw □ □ □ 06 Donald W. Landry □ □ □     2. Proposal to approve the compensation paid to Sensient's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the accompanying proxy statement. □ 1 Year □ 2 Years □ 3 Years 3. Proposal that Sensient's shareholders recommend that the advisory vote to approve the compensation of Sensient's named executive officers be held every (check one): 4. Proposal that Sensient's shareholders approve the Company's 2017 Stock Plan. □ □ Against □ □ □ □ For Abstain Abstain □ □ □ □ For Against Abstain For Against Abstain 5. Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of Sensient for 2017. 6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1, "FOR" ITEMS 2, 4 AND 5, AND FOR "1 YEAR" IN ITEM 3. Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 27, 2017
2:00 p.m., Central Time

Trump International Hotel
401 North Wabash Avenue
Chicago, Illinois

Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202	proxy

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. Shares held in the same registration will be combined into the same proxy card whenever possible. However, shares held with different registrations cannot be combined and therefore a shareholder may receive more than one proxy card. If you hold shares in multiple accounts with different registrations, you must vote each proxy card you received to ensure that all shares you own are voted.

If no choice is specified, the proxy will be voted “FOR” all nominees listed in Item 1, “FOR” Items 2, 4 and 5, and for “1 Year” in Item 3.

By signing this proxy, you revoke all prior proxies and constitute and appoint PAUL MANNING and JOHN J. MANNING, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 27, 2017, 2:00 p.m., Central Time, and at any adjournment thereof.

This card also constitutes voting instructions to the trustees or administrators, as applicable, of certain of Sensient Technologies Corporation’s employee benefit plans to vote shares attributable to accounts the undersigned may hold under such plans as indicated on the reverse of this card. If no voting instructions are provided, the shares will be voted in accordance with the provisions of the respective plans.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
www.proxypush.com/sxt

Use the Internet to vote your proxy
until 12:00 p.m. (CT) on
April 26, 2017. For shares held in
Sensient’s employee benefit plans,
the deadline is 12:00 p.m. (CT)
on April 24, 2017.

PHONE
1-866-883-3382

Use a touch-tone telephone to
vote your proxy until 12:00 p.m. (CT)
on April 26, 2017. For shares held
in Sensient’s employee benefit plans,
the deadline is 12:00 p.m. (CT)
on April 24, 2017.
MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.